UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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BioScrip, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be held on Tuesday, April 26, 2011
PROXY STATEMENT
COMMON STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1. ELECTION OF DIRECTORS
PROPOSAL 2. ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
PROPOSAL 4. RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2011.
CORPORATE GOVERNANCE AND BOARD MATTERS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE OFFICERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Tuesday, April 26, 2011

To the Stockholders of BioScrip, Inc.:

Notice is hereby given that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of BioScrip, Inc., a Delaware corporation (the “Company”), will be held at the Sheraton Tarrytown Hotel, 600 White Plains Road, Tarrytown, New York 10591 on Tuesday, April 26, 2011 at 9:00 a.m., local time, for the following purposes:

1.	To elect ten directors to the Board of Directors of the Company, each to hold office for a term of one year or until their respective successors shall have been duly elected and shall have qualified.

2.	To hold an advisory vote to approve the compensation paid to the Company’s named executive officers.

3.	To hold an advisory vote on the frequency of future advisory votes to approve the compensation paid to the Company’s named executive officers.

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2011.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business, including information regarding the Company’s current directors and those persons nominated for election as directors of the Company, are more fully described in the Proxy Statement which is attached to and made a part of this notice.

The Board of Directors has fixed the close of business on March 16, 2011 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, please mark, sign, date and mail the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. Alternatively, you may vote by toll-free telephone call or electronically via the Internet by following the instructions on the enclosed proxy card. If you send in your proxy card, vote by telephone or via the Internet and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable as set forth in the Proxy Statement.

By order of the Board of Directors,

Barry A. Posner,
Executive Vice President, Secretary
and General Counsel

Elmsford, New York
March 29, 2011

Important notice regarding availability of proxy materials for the Annual Meeting of Stockholders to be held on April 26, 2011: This Proxy Statement, Proxy Card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 are also available for viewing on the Company’s website located at www.bioscrip.com.

BIOSCRIP, INC.
100 Clearbrook Road
Elmsford, New York 10523
(914) 460 – 1600

PROXY STATEMENT

Meeting Time and Date

This Proxy Statement is being furnished to the stockholders of BioScrip, Inc., a Delaware corporation (“BioScrip” or the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board” or the “Board of Directors”) of proxies in the enclosed form for use in voting at the Company’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, April 26, 2011 at 9:00 a.m., local time, at the Sheraton Tarrytown Hotel, 600 White Plains Road, Tarrytown, New York 10591 and at any adjournments or postponements thereof. The shares of BioScrip’s common stock, par value $.0001 per share (the “Common Stock”), represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

This Proxy Statement and the accompanying proxy card, which are furnished in connection with the solicitation of proxies by the Company’s Board of Directors, are being mailed and made available electronically to stockholders on or about March 29, 2011.

Instead of submitting your proxy with the paper proxy card, you may vote by telephone or electronically via the Internet. If you vote by telephone or via the Internet it is not necessary to return your proxy card. Please note that there are separate telephone and Internet voting arrangements depending upon whether your shares of Common Stock are registered in your name or in the name of a broker or bank. You should follow the instructions on the proxy card you receive.

Record Date and Shares Outstanding

The close of business on March 16, 2011 has been fixed by the Board of Directors as the record date (the “Record Date”) for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. The only outstanding voting securities of the Company are shares of Common Stock. As of the close of business on the Record Date, the Company had 57,048,257 shares of Common Stock issued and outstanding and held of record by approximately 274 holders (in addition to approximately 6,417 stockholders whose shares were held in nominee name).

Matters to be Voted on at the Annual Meeting

The following four matters will be presented for shareholder consideration and voting at the 2011 Annual Meeting:

•	Proposal 1: Election of Directors — the election of the ten directors nominated to serve on the Board of Directors of the Company, each to hold office until their respective successors shall have been duly elected and shall have qualified;

•	Proposal 2: Advisory Vote to Approve the Compensation Paid to the Company’s Named Executive Officers — a non-binding vote on the proposal to approve the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

•	Proposal 3: Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation Paid to the Company’s Named Executive Officers — a non-binding vote on the frequency of future advisory votes to approve the compensation paid to the Company’s Named Executive Officers, as disclosed in this and future proxy statements pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion; and

•	Proposal 4: Ratification of the Appointment of Independent Auditors — the ratification of the appointment of Ernst & Young LLP as BioScrip’s independent auditor for the year ending December 31, 2011.

The Board of Directors recommends that you vote FOR Proposals 1, 2 and 4, and on Proposal 3, vote in favor of a THREE (3) YEAR frequency for future advisory votes on executive compensation.

The Board is not aware of any matters to be presented for a vote at the 2011 Annual Meeting other than those described in this Proxy Statement. If any other matters properly arise at the meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders designated on the proxy card.

Voting and Solicitation

Each stockholder entitled to vote at the Annual Meeting may cast one vote in person or by proxy for each share of Common Stock held by such stockholder. To vote in person, a stockholder should attend the Annual Meeting with a completed proxy or, alternatively, the Company will give you a ballot to complete upon arrival at the Annual Meeting. To vote by mail using a proxy card, a stockholder should mark, sign, date and mail the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. To vote by telephone, dial toll-free (800) 776-9437 using a touch-tone phone and follow the recorded instructions. To vote via the Internet, a stockholder must go to http://www.voteproxy.com and complete an electronic proxy card. When voting over the telephone or via the Internet, a stockholder will be asked to provide the company number and account number contained on the enclosed proxy card.

If on the Record Date a stockholder’s shares of Common Stock were held in an account maintained at a brokerage firm, bank, dealer, or other similar organization, then that stockholder is considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded by that organization, which is considered the stockholder of record for purposes of voting at the Annual Meeting. A stockholder who is a beneficial owner has the right to direct his or her broker or other agent on how to vote the shares of Common Stock in his or her account. Beneficial owners of the Company’s Common Stock are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, he or she may not vote in person at the Annual Meeting unless he or she requests and obtains a valid proxy from his or her broker or other agent.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Election at the Annual Meeting. The Inspector of Election will also determine whether or not a quorum is present. The holders of a majority of the shares of Common Stock issued and outstanding as of the Record Date are required to be present at the Annual Meeting, either in person or by proxy, in order to constitute a quorum. Shares of Common Stock represented at the Annual Meeting in person or by proxy but not voted will be counted for purposes of determining a quorum. Accordingly, abstentions and broker “non-votes” (generally shares as to which a broker or nominee has indicated that it has not received voting instructions from the beneficial owner and lacks discretionary authority to vote) on a particular matter, including the election of directors, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum.

Pursuant to the rules of the U.S. Securities and Exchange Commission and the NASDAQ Global Market broker-dealers are prohibited from voting on the election of directors, executive compensation, or any other significant matter, all of which are considered “non-routine”, unless instructed by the beneficial owner of the shares. Certain matters submitted to a vote of stockholders are considered to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. On those matters determined to be “non-routine,” brokerage firms that have not received instructions from their customers would not have discretion to vote. Proposals 1, 2 and 3 are “non-routine” matters. Accordingly, if your broker holds shares that you own in “street name,” the broker may not vote your shares on either Proposal 1, 2 or 3 without receiving instructions from you, and your shares will not be voted (i.e., broker “non-vote”). The broker may vote your shares on Proposal 4 even if the broker does not receive instructions from you. In the election of directors, the ten nominees who receive the greatest number of affirmative votes will be elected to the Board of Directors. If, as a shareholder of record, you do not specify how your shares are to be voted, the proxies will vote your shares FOR Proposals 1, 2 and 4, and vote your Shares FOR a THREE (3) YEAR frequency for future advisory votes on executive compensation on Proposal 3.

In order to approve the proposal to ratify the appointment of Ernst & Young LLP, the “yes” votes cast in favor of the proposal must exceed the “no” votes cast against the proposal. If you do not vote in person or vote via the Internet or by telephone, or sign and return a proxy, your shares will not be counted as “yes” votes or “no” votes on any proposal to be voted on. Similarly, an abstention or broker non-vote will not affect the outcome of the vote on any of the proposals to be acted upon for shares present to be voted at the Annual Meeting.

A majority of the Shares voting on Proposal 3 will be sufficient to approve the advisory vote to approve the compensation paid to the Company’s Named Executive Officers. The results of the advisory vote on the frequency of future advisory votes to approve the compensation paid to the Company’s Named Executive Officers will reflect all of the votes cast for each alternative presented, including any abstentions.

Proxies in the accompanying form that are properly executed, duly returned to the Company and not revoked, or proxies that are submitted by telephone or via the Internet and not revoked, will be voted in accordance with the instructions contained therein. No proposal is currently expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting. If any other proposals are properly brought before the Annual Meeting for action it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such proposals.

The presence of a stockholder at the Annual Meeting will not revoke such stockholder’s proxy. However, a proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company (at the principal executive offices of the Company) a written notice of revocation, by executing and delivering a later dated proxy or by attending the Annual Meeting and voting in person. Stockholders voting by telephone or via the Internet may also revoke their proxy by attending the Annual Meeting and voting in person, by submitting the proxy in accordance with the instructions thereon or by voting again, at a later time, by telephone or via the Internet (a stockholder’s latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded). However, once voting on a particular proposal is completed at the Annual Meeting, a stockholder will not be able to revoke his or her proxy or change his or her vote as to any proposal or proposals on which voting has been completed.

The solicitation of proxies will be conducted by mail and the Company will bear all associated costs of the solicitation process. These costs include the expenses of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of shares of Common Stock. The Company may conduct further solicitations personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with any such solicitations.

Adjournments and Postponements

Adjournments or postponements of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment or postponement may be made from time to time by approval of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Annual Meeting. The Company does not currently intend to seek an adjournment or postponement of the Annual Meeting, but no assurance can be given that one will not be sought at that time.

COMMON STOCK OWNERSHIP BY CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 16, 2011, certain information concerning the beneficial shareholdings of (i) each person who is a director of the Company and each director nominee; (ii) each of the Company’s executive officers named in the Summary Compensation Table set forth below; (iii) all directors and executive officers of the Company as a group; and (iv) each person who is known by the Company to beneficially own more than five percent of the Company’s Common Stock (based on 57,048,257 shares of common stock outstanding as of March 16, 2011). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Name and Address	Number of Shares
of Beneficial Owner(1)	Beneficially Owned(2)(3)		Percent of Class(3)

Kohlberg Management V, L.L.C. 111 Radio Circle Mt. Kisco, New York 10549	15,753,153	(4)	27.61%
FMR LLC 82 Devonshire Street Milwaukee, WI 53202-3508	5,444,377	(5)	9.54%
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202-3508	3,533,007	(6)	6.19%
Richard H. Friedman	2,432,778	(7)	4.26%
Richard M. Smith	221,666	(8)	*
Barry A. Posner	444,596	(9)	*
Robert Roose	104,297	(10)	*
Charlotte W. Collins	58,800	(11)	*
Louis T. DiFazio	51,000	(12)	*
Samuel P. Frieder	10,000	(19)	*
Myron Z. Holubiak	71,100	(13)	*
David R. Hubers	168,100	(14)	*
Richard L. Robbins	98,500	(15)	*
Stuart A. Samuels	85,100	(16)	*
Gordon H. Woodward	10,000	(18)	*
All Directors and Executive Officers as a group (24 persons)	4,932,733	(17)	8.65%

*	Percentage less than 1% of class.

(1)	Except as otherwise indicated, all addresses are c/o BioScrip, Inc., 100 Clearbrook Road, Elmsford, NY 10523.

(2)	The inclusion in this table of any shares of Common Stock as “beneficially owned” does not constitute an admission by the holder of beneficial ownership of those shares. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all such shares beneficially owned by such person.

(3)	Shares deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days after March 16, 2011 upon the exercise of an option to purchase shares of Common Stock are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(4)	Based on information contained in Schedule 13D filed with the Securities and Exchange Commission on April 2, 2010 on behalf of the following: (i) Kohlberg Management V, L.L.C., a Delaware limited liability company (“Fund V”), (ii) Kohlberg Investors V, L.P., a Delaware limited partnership (“Investors”), (iii) Kohlberg Partners V, L.P., a Delaware limited partnership (“Partners”), (iv) Kohlberg Offshore Investors V, L.P., a Delaware limited partnership (“Offshore”), (v) Kohlberg TE Investors V, L.P., a Delaware

limited partnership (“TE”), and (vi) KOCO Investors V, L.P., a Delaware limited partnership (“KOCO” and collectively with Investors, Partners, Offshore and TE, the “Funds”). Fund V is the general partner of the Funds. Includes warrants to acquire up to an aggregate of 3,004,887 shares of the Company’s common stock and 2,696,516 shares of common stock held in escrow to satisfy the indemnification obligations of the Funds in connection with the acquisition of Critical Homecare Solutions Holdings, Inc. (“CHS”) by the Company in March 2010.

(5)	Based on information contained in Schedule 13G/A filed with the SEC on February 11, 2011 by FMR LLC, referred to herein as FMR. FMR advises that it is a parent holding company. FMR’s wholly owned subsidiary, Fidelity Management & Research Company, an investment adviser registered with the SEC, is the beneficial owner of 2,000 shares of BioScrip common stock. FMR’s indirect wholly owned subsidiary, Pyramis Global Advisors, LLC, an investment adviser registered with the SEC, is the beneficial owner of 182,780 shares of BioScrip common stock. FMR’s indirect wholly owned subsidiary, Pyramis Global Advisors Trust Company, a bank, is the beneficial owner of 4,659,297 shares of BioScrip common stock. FIL Limited, which we refer to as FIL, is a qualified institution and is the beneficial owner of 600,300 shares of BioScrip common stock. FMR and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act. FMR filed the Schedule 13G with the SEC on a voluntary basis as if all of the shares were beneficially owned by it and FIL on a joint basis.

(6)	Based on information contained in Schedule 13G filed with the Commission on February 10, 2011 by Heartland Advisors, Inc., referred to herein as “Heartland.” Heartland advises that it is an investment advisor registered with the Commission. Heartland, by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and William J. Nasgovitz, President and principal shareholder of Heartland, share dispositive and voting power with respect to the shares held by Heartland’s clients and managed by Heartland. Heartland and Mr. Nasgovitz each specifically disclaim beneficial ownership of these shares and disclaim the existence of a “group” for purposes of Section 13(d) of the Exchange Act.

(7)	Includes 1,620,865 shares issuable upon exercise of vested options held by Mr. Friedman. Includes 250,000 shares of Common Stock owned by the Richard H. Friedman Grantor Retained Annuity Trust. Mr. Friedman is a trustee of the trust.

(8)	Includes 153,334 shares issuable upon exercise of the vested portion of options held by Mr. Smith. Excludes 326,666 shares subject to the unvested portion of options held by Mr. Smith.

(9)	Includes 434,679 shares issuable upon exercise of the vested portion of options held by Mr. Posner. Excludes 83,333 shares subject to the unvested portion of options held by Mr. Posner.

(10)	Includes 61,459 shares issuable upon exercise of the vested portion of options held by Mr. Roose. Excludes 66,666 shares subject to the unvested portion of options held by Mr. Roose.

(11)	Includes 35,000 shares issuable upon exercise of vested options to purchase Common Stock held by Ms. Collins.

(12)	Includes 25,000 shares issuable upon exercise of vested options held by Dr. DiFazio.

(13)	Includes 52,600 shares issuable upon exercise of vested options held by Mr. Holubiak.

(14)	Includes 58,600 shares issuable upon exercise of the vested portion of options held by Mr. Hubers. Also includes 22,422 shares of Common Stock held by the David R. Hubers Revocable Trust; 36,978 shares of Common Stock held by the Hubers Grandchildren’s Trust; and 26,600 shares of Common Stock held by the David R. Hubers 2010 GRAT no. 1 U/A/D 07/29/2010. Mr. Hubers is a trustee of these trusts, other than the Hubers Grandchildren’s Trust, of which Mr. Hubers’s spouse is the trustee.

(15)	Includes 25,000 shares issuable upon exercise of vested options held by Mr. Robbins.

(16)	Includes 58,600 shares issuable upon exercise of vested options held by Mr. Samuels.

(17)	Includes 3,479,718 shares issuable upon exercise of the vested portion of options. Excludes 1,169,995 shares subject to the unvested portion of options.

(19)	In connection with the acquisition of CHS in March 2010, the Company entered into a stockholders’ agreement with Kohlberg Investors V, L.P, as stockholders’ representative, the stockholders of CHS and an optionholder of CHS. Among other things, the stockholders’ agreement grants to the stockholder representative the right to designate up to two directors (based on specified ownership percentages of the Company’s common stock) to be nominated for election to the Company’s board of directors. The stockholders’ representative designated Messrs. Samuel P. Frieder and Gordon H. Woodward as its representatives for nomination to the Board in accordance with the stockholders’ agreement and they were appointed to the Company’s Board upon the closing of the acquisition of CHS.

* * * * *

Equity Compensation Plan Information

The following table sets forth information relating to equity securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2010.

Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	6,732,447	6.34	4,497,381
Equity compensation plans not approved by security holders	—	—	—

Total	6,732,447	6.34	4,497,381

(1)	In connection with the Company’s acquisition of CHS in March 2010, the Company assumed and adopted the BioScrip/CHS 2006 Equity Incentive Plan (the “CHS Plan”) and certain options issued under the under CHS Plan were converted into the right to purchase 716,086 shares of the Company’s Common Stock and all other options issued under the CHS Plan were either cashed out or cancelled. There are 2,300,683 shares of common stock remaining available under the CHS Plan for grant to current employees of the Company who are former employees of CHS and to employees of Company hired after the date of the acquisition of CHS.

* * * * *

The following table sets forth information relating to the number of stock options and shares of restricted stock granted by the Company in fiscal years 2010, 2009 and 2008:

	Stock Options	Restricted Stock
Fiscal Year	Granted (#)	Granted (#)

2010	1,722,250	80,000
2009	1,918,600	257,860
2008	1,099,522	645,625

* * * * *

PROPOSAL 1.

ELECTION OF DIRECTORS

General

In accordance with the Company’s By-Laws, the Board of Directors shall be comprised of such number of directors as is designated from time to time by resolution of the Board of Directors. Directors shall hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified, or until any such director’s earlier death, resignation or removal. Vacancies on the Board of Directors and newly created directorships will generally be filled by the vote of a majority of the directors then in office, and any directors so chosen will hold office until the next annual meeting of stockholders. The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve as a director if elected and, to the knowledge of the Board of Directors, each of its nominees intends to serve in such capacity for the entire term for which election is sought. However, should any nominee become unwilling or unable to accept nomination or election as a director of the Company, the proxies solicited by management will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than ten directors.

In connection with the acquisition of CHS in March 2010, the Company entered into a stockholders’ agreement with Kohlberg Investors V, L.P, as stockholders’ representative, the stockholders of CHS and an optionholder of CHS. Among other things, the stockholders’ agreement grants to the stockholders’ representative the right to designate up to two directors (based on specified ownership percentages of the Company’s common stock) to be nominated for election to the Company’s board of directors. The stockholders’ representative designated Messrs. Samuel P. Frieder and Gordon H. Woodward as its representatives for nomination to the Board in accordance with the stockholders’ agreement and they were appointed to the Company’s Board upon the closing of the acquisition of CHS. For as long as the stockholders’ representative has the right to designate one or more directors to the Board, at least one of those directors will be entitled to representation on the Audit, Management Development and Compensation and Corporate Strategy committees.

Based on the recommendation of the Governance and Nominating Committee, the following ten persons have been nominated for election to the Board of Directors at this Annual Meeting: Charlotte W. Collins, Louis T. DiFazio, Samuel P. Frieder, Richard H. Friedman, Myron Z. Holubiak, David R. Hubers, Richard L. Robbins, Stuart A. Samuels, Richard M. Smith, and Gordon H. Woodward. All of the nominees for election to the Board of Directors currently serve as directors of the Company.

The Company’s directors have backgrounds that, when combined, provide a portfolio of experience and knowledge that serve the Company’s governance and strategic needs. Director nominees are considered on the basis of a range of criteria including broad-based business knowledge and relationships, prominence and reputations in their primary fields of endeavor, as well as a commitment to good corporate citizenship. They must have demonstrated experience and ability that is relevant to the board’s oversight role with respect to the Company’s business and affairs and have expertise and knowledge in various disciplines relevant to the Company’s business and/or operations. Each director’s biography set forth below includes the particular experience and qualifications that led the Board to conclude that the director should serve on the Board of Directors.

In voting for directors, each stockholder is entitled to cast one vote for each nominee. Stockholders are not entitled to cumulative voting in the election of directors. The ten nominees who receive the greatest number of votes will be elected to the Board of Directors.

Current Directors and Nominees for Director

The following biographies set forth certain information with respect to each current director and each nominee for election as a director, including biographical data for at least the last five years:

Richard H. Friedman, 60, Chairman of the Board of Directors.  Mr. Friedman joined the Company in April 1996. From May 1996 through March 1998 he served as a director of the Company as well as its

Chief Financial Officer and Chief Operating Officer. Mr. Friedman also served as the Company’s Treasurer from April 1996 until February 1998. From April 1998 until March 2005 he served as the Company’s Chief Executive Officer and Chairman of the Board, at which time he was appointed Executive Chairman of the Board following the Company’s merger with Chronimed, Inc. (“Chronimed”). In June 2006, Mr. Friedman reassumed the role of Chief Executive Officer of the Company and on December 31, 2010, Mr. Friedman resigned from that position.

Richard M. Smith, 51, President and Chief Executive Officer.  Mr. Smith joined the Company as its President and Chief Operating Officer in January 2009 and was appointed a director of the Company in September 2009. On January 1, 2011, Mr. Smith succeeded Richard H. Friedman as the Company’s Chief Executive Officer. Prior to joining the Company, from June 2006 to November 2008 Mr. Smith was Chief Executive Officer and a director of Byram Healthcare Centers, Inc., a provider of medical supplies and pharmacy items to long-term chronic patients. From May 2003 to May 2006 Mr. Smith was the President and Chief Operating Officer of Option Care, Inc., a home infusion and specialty pharmaceutical company.

Charlotte W. Collins, Esq., 58, has been a director of the Company since April 2003. Since January 2008, she has been Director of Public Policy and Advocacy for the Asthma and Allergy Foundation of America, directing its government relations program. From 2003 to 2007, she was Associate Professor of Health Services Management and Leadership, and Health Policy at the George Washington University School of Public Health and Health Services. From January 2002 to June 2003, she was an Associate Research Professor of Health Policy at the same university. She served a four year term on the National Allergy and Infectious Diseases Advisory Council of the National Institutes of Health beginning in 2001. From September 1996 to November 2004, Ms. Collins was Of Counsel in the health policy practice of the law firm of Powell, Goldstein LLP in its Washington DC office. She served as General Counsel of the Regional Medical Center at Memphis for ten years until 1996 and served as interim General Counsel for the District of Columbia Health and Hospitals Public Benefit Corporation in 1998. In 1993, Ms. Collins co-founded a managed care plan and served on its board of directors through 1996. She has also served on the boards of two primary care centers, a Medicare Part A intermediary company, and as a leadership coach for the Robert Wood Johnson Foundation’s Health Policy Fellows program. In 2006, Modern Healthcare magazine named her one of the top 25 most influential minority healthcare executives.

Louis T. DiFazio, Ph.D., 73, has been a director of the Company since May 1998. From March 1997 until his retirement in June 1998, Dr. DiFazio served as Group Senior Vice President of the Pharmaceutical Group of Bristol-Myers Squibb. From 1991 to March 1997, Dr. DiFazio was President of Worldwide Technical Operations for the Pharmaceutical Group and also served on the Executive Operating Committee from 1995 until his retirement. Dr. DiFazio recently completed 12 years of service as a member of the Board of Trustees of Rutgers University. Dr. DiFazio received his B.S. in Pharmacy from Rutgers University in 1959 and his Ph.D. in Pharmaceutical Chemistry from the University of Rhode Island in 1964 where he also received an Honorary Doctor of Science Degree in 1997.

Samuel P. Frieder, 46, was appointed a director of the Company in connection with the Company’s acquisition of CHS in March 2010. Mr. Frieder is the Managing Partner of Kohlberg & Co., L.L.C. (“Kohlberg”). Mr. Frieder joined Kohlberg in 1989, became a principal in 1995, co-managing partner in 2006 and sole managing partner in 2010. He is a member of the board or directors of AGY Holdings Corporation, Bauer Performance Sports, Ltd., Centerplate, Inc., Central Parking Corporation, Chronos Life Group, Concrete Technologies Worldwide, The Hoffmaster Group, Inc., Katy Industries, Inc., Kohlberg Capital Corporation, Kellermeyer Building Services, Niagara Corporation, Nielsen & Bainbridge, L.L.C., Packaging Dynamics Corporation, Pittsburgh Glass Works L.L.C., Phillips Plastics Corporation, Stanadyne Corporation, SVP Holdings, Ltd., Thomas Nelson and Trico Products, Inc. Prior to joining Kohlberg, Mr. Frieder was with Security Pacific Business Credit and Manufacturers Hanover Trust Company. Mr. Frieder received an A.B. from Harvard College.

Myron Z. Holubiak, 64, has been a director of the Company since March 2005. Prior to being appointed a director of the Company he had served as a director of Chronimed since September 2002. Mr. Holubiak is the former President of Roche Laboratories, Inc. He held this position from December 1998 to August 2001. From August 2001 to June 2002, Mr. Holubiak was President, Chief Operating Officer and

member of the Board of Directors of iPhysicianNet, Inc., a video detailing company. From July 2002 to April 2007 Mr. Holubiak was President and Chief Operating Officer of HealthSTAR Communications, Inc., a health care marketing communications network of 16 companies. Currently, Mr. Holubiak is the President and a member of the board of directors of 1-800-Doctors, Inc., a medical referral company that provides consumers access to physicians and hospitals. From April 2004 to July 2008 Mr. Holubiak served on the board of directors of Nastech Pharmaceuticals Company, Inc. (now MDRNA, Inc.). Mr. Holubiak is also a member of the board of directors of Venture Biosciences, Inc.

David R. Hubers, 68, has been a director of the Company since March 2005. Prior to being appointed a director of the Company he had served as a director of Chronimed since November 2000. Mr. Hubers was Chairman of American Express Financial Advisors Inc. prior to his retirement. He joined American Express Financial Advisors Inc. in 1965 and held various positions, including Senior Vice President of Finance and Chief Financial Officer until being appointed President and Chief Executive Officer in August 1993. He served in that capacity until June 2001. Mr. Hubers serves on the boards of directors of the Carlson School of Management at the University of Minnesota and Lawson Software. He is also Chairman of the Compensation Committee at Lawson Software.

Richard L. Robbins, 70, has been a director of the Company since March 2005. From October 2003 through March 2006, Mr. Robbins was Senior Vice President, Financial Reporting and Control and Principal Financial Officer of Footstar, Inc., a nationwide retailer of footwear. Footstar, Inc. filed for bankruptcy protection in March 2004 and emerged from bankruptcy in February 2006. From July 2002 to October 2003, Mr. Robbins was a partner of Robbins Consulting LLP, a financial, strategic and management consulting firm. From 1978 to 2002, Mr. Robbins was a partner of Arthur Andersen LLP. From May 2003 to October 2008, Mr. Robbins served on the board of directors of Vital Signs, Inc., a medical products company. From August 2006 to February 2008, Mr. Robbins served on the board of directors of American Banknote Holographics, Inc. From August 2007 to April 2009, Mr. Robbins served on the board of directors of Empire Resorts, Inc.

Stuart A. Samuels, 69, has been a director of the Company since March 2005. Prior to being appointed a director of the Company he had served as a director of Chronimed since November 2000. Since 1990, Mr. Samuels has been a management consultant, specializing in business management, strategic sales and marketing and business development for several companies, specifically in the pharmaceutical and healthcare industries. He currently serves on the boards of directors of Infomedics, Inc. and Target Rx, Inc.

Gordon H. Woodward, 42, was appointed a director of the Company in connection with the Company’s acquisition of CHS in March 2010. Mr. Woodward is a Partner and Chief Investment Officer of Kohlberg & Co, L.L.C. (“Kohlberg”). Mr. Woodward joined Kohlberg in 1996, became a Partner in 2001 and Chief Investment Officer in 2010. He is a member of the board of directors of Centerplate, Inc., Central Parking Corporation, Chronos Life Group, The Hoffmaster Group Inc., Kellermeyer Building Services, Nielsen & Bainbridge, L.L.C., Packaging Dynamics Corporation, Phillips Plastics Corporation, Stanadyne Corporation, and Thomas Nelson, Inc. Prior to joining Kohlberg, Mr. Woodward was a financial analyst at James D. Wolfensohn Incorporated. Mr. Woodward received an A.B. from Harvard College.

Vote Required and Recommendation of the Board of Directors

If a quorum is present and voting, the ten nominees receiving the highest number of votes duly cast at the Annual Meeting will be elected to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE-NAMED NOMINEES.

PROPOSAL 2.

ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Board of Directors recommends that you vote FOR this proposal:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This proposal will give stockholders the opportunity to endorse the Company’s executive compensation programs and policies and the resulting compensation for the named executive officers, as described in this Proxy Statement.

Because the vote on this Proposal is advisory, the results will not be binding on the Management Development and Compensation Committee (“Compensation Committee”) and it will not affect, limit, or augment any existing compensation or awards. The Compensation Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.

The Compensation Committee of the Board of Directors of the Company believes that the following design features are key to the programs’ success and promotion of stockholders’ interests:

•	paying for performance: Other than base salaries, all other components of compensation are variable and dependent on achievement of business and/or financial performance;

•	aligning executives’ interests with those of stockholders: Most incentive compensation is equity-based, and executives are expected to meet stock ownership guidelines;

•	encouraging long-term decision-making: Stock options vest over three years and may normally be exercised over ten years;

•	rewarding achievement of the Company’s business and financial performance: Amounts available for annual incentive awards are based on Company performance compared to its Business Plan; individual awards take account of business unit and individual executive performance relative to their goals; and

•	Avoiding incentives that might cause executives to take excessive risk: The Company makes discretionary rather than formulaic awards and uses Adjusted EBITDA as a key performance indicator. As an example, the Company also incentivizes management to achieve revenues at appropriate gross profit percentage levels and not simply revenues at any gross profit percentage level.

At the same time, the Company’s executive compensation programs exclude practices that would be contrary to the Company’s compensation philosophy and contrary to stockholders’ interests. For example, the Company’s executive compensation program:

•	does not provide executives with guaranteed bonuses;

•	does not provide contractual change-in-control cash severance pay beyond two times base salary; however, consistent with common practice, the Company’s equity plans trigger acceleration upon a change of control; and

•	does not currently provide for any excise tax payment or tax gross-up for change-in-control related payments, or for tax gross-up for any perquisites or benefits in new employment agreements.

The compensation of the named executive officers reflects the Compensation Committee’s independent evaluation of these accomplishments, as well as their individual accomplishments.

Vote Required and Recommendation of the Board of Directors

The compensation committee and board of directors believes that the Company’s compensation programs and policies, and the compensation of the named executive officers promote the Company’s business objectives with appropriate compensation delivered in appropriate forms.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

PROPOSAL 3.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE
THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our stockholders as to the frequency with which stockholders will have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of the future advisory votes on executive compensation of one, two or three years, or abstaining. For the reasons described below, we recommend that our stockholders select a frequency of three years on these matters, or a triennial vote.

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders an opportunity to better judge our executive compensation program in relation to our long-term performance.  As described in the Compensation Discussion and Analysis section above, one of the core principles of our executive compensation program is to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant awards with multi-year performance and service periods to encourage our executives to focus on long-term performance, and recommend a triennial vote that would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

A triennial vote will provide us with the time to respond thoughtfully to stockholders’ sentiments and implement any necessary changes.  We carefully review changes to our program to maintain the consistency and credibility of the program which is important in motivating and retaining our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our employees and Compensation Committee sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program in light of the timing that would be required to implement any decisions related to such changes.

We will continue to engage our stockholders regarding our executive compensation program during the period between stockholder votes.  Engagement with our stockholders is a key component of our corporate governance. We seek and are open to input from our stockholders regarding board and governance matters, as well as our executive compensation program, and believe we have been appropriately responsive to our stockholders. We believe this outreach to stockholders, and our stockholders’ ability to contact us at any time to express specific views on executive compensation, hold us accountable to stockholders and reduce the need for and value of more frequent advisory votes on executive compensation.

Your vote is requested.  We therefore request that our stockholders select “Three Years” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our board will review the results of the vote and, consistent with our record of shareowner engagement, take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

OUR BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS SELECT “THREE YEARS” ON
THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE
COMPENSATION

PROPOSAL 4.

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT
AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2011.

Ernst & Young LLP served as the Company’s independent auditors for the year ended December 31, 2010 and the Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2011. The Board of Directors is asking that stockholders ratify the appointment of Ernst & Young LLP as the Company’s independent auditors. While the Company’s By-Laws do not require stockholder ratification, the Company is asking its stockholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the Company’s independent auditors, but may determine to do so nonetheless. Even if the appointment of Ernst & Young LLP is ratified by the stockholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to be available to respond to appropriate questions from stockholders.

Independent Auditors Fees

The following table shows the aggregate fees billed to the Company by Ernst & Young LLP for services rendered during the years ended December 31, 2009 and 2010:

	Years Ended December 31,
Description of Fees	2009	2010

Audit Fees	1,314,003	2,030,867
Audit Related Fees	—	394,175
Tax Fees(1)	—	—
All Other Fees	341,000	61,570
Total Fees	1,655,003	2,486,612

(1)	In 2009 and 2010 Ernst & Young LLP did not provide any tax compliance, tax advice, or tax planning services, all of which services were provided by PriceWaterhouseCoopers LLP.

Audit Fees

Audit fees consist of the aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s financial statements as of and for the years ended December 31, 2009 and 2010, its audit of our internal control over financial reporting as of December 31, 2009 and 2010, and its reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for 2009 and 2010. Audit fees also include services that generally only the auditor can provide such as assistance with and review of documents filed with the SEC, consents and comfort letters, primarily related to the CHS acquisition.

Audit Related Fees

Audit-related fees consist of the aggregate fees for professional services rendered by Ernst & Young LLP for transaction due diligence in connection with the Company’s acquisition of CHS and accounting consultations in connection with acquisition related activity.

Tax Fees

Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees

All other fees consist of the aggregate fees for professional services rendered by Ernst & Young LLP for permitted advisory services related to information technology matters.

Pre-Approval of Audit and Non-Audit Services

In accordance with the provisions of the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services, and the related fees, provided to the Company by its independent auditors, or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible under the Exchange Act or the rules of the Commission. Accordingly, the Audit Committee pre-approved all services and fees provided by Ernst & Young LLP during the year ended December 31, 2010 and has concluded that the provision of these services is compatible with the accountant’s independence.

During the year ended December 31, 2010, none of the total hours expended on the audit of the Company’s financial statements by Ernst & Young LLP were provided by persons other than full time employees of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE
RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS
FOR THE YEAR ENDING DECEMBER 31, 2011.

* * * * *

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The Board of Directors has determined that, except for Richard H. Friedman and Richard M. Smith, each of its current directors is independent within the meaning of Rule 4200(a)(15) of the NASDAQ listing standards.

Board Leadership

After careful consideration, in January 2011 after the Company and Mr. Friedman entered into a separation agreement pursuant to which Mr. Friedman’s position as CEO was terminated, the Board of Directors determined that the best leadership structure for the Company is to separate the leadership roles of Chairman and Chief Executive Officer. Mr. Friedman now serves as the Company’s Chairman and Mr. Smith serves as its CEO. The Board of Directors believes that this structure is optimal for the Company because it permits the Chairman to deal with the Company’s various stakeholders while permitting the CEO to focus more on the Company’s business. The Board of Directors believes that Mr. Smith’s service as Chief Executive Officer of the Company is in the best interest of the Company and its stockholders as Mr. Smith possesses detailed and in-depth knowledge of the issues, opportunities and challenges faced by and continuing to face the Company. The Board of Directors believes that Mr. Friedman is best positioned to develop agendas that ensure that the Board of Director’s time and attention are focused on matters most critical to the Company and its stockholders. The Governance and Nominating Committee and the Board continues to review the issue of the separation of the office of Chairman and CEO periodically to determine whether, based on the relevant facts and circumstances at such future times, such separation serves the best interests of the Company and its stockholders. Given the separation of these roles, we do not have a lead independent director.

The Board of Directors believes that the independent directors provide effective oversight of the Company’s management. Moreover, in addition to the oversight and feedback provided by the independent directors during the course of our Board of Directors’ meetings, our independent directors have regular executive sessions at both the Board and Committee levels. Following an executive session of independent directors, a presiding director acts as a liaison between the independent directors and the Chairman of the Board regarding any specific feedback or issues, provides the Chairman of the Board with input regarding agenda items for Board of Directors and Committee meetings, and coordinates with the Chairman of the Board regarding information to be provided to the independent directors in performing their duties.

Board Role in Risk Oversight

The Board of Directors has risk management oversight responsibility for the Company and administers this responsibility both directly and with assistance from its committees. The Board of Directors and its committees regularly review material financial, compensation, compliance and, to a lesser degree operational, risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for reviewing with management the Company’s major financial and other operational risk exposures and the steps management has taken to monitor, and where appropriate, mitigate risks associated with those exposures, including the Company’s procedures and any related policies with respect to risk assessment and risk management. For example, our Executive Vice President and General Counsel reports to the Audit Committee with respect to compliance with our risk management policies. The Audit Committee also performs a central oversight role with respect to financial risks and together with the Governance and Nominating Committee addresses and compliance risks, and reports on its findings at each regularly scheduled meeting of the Board. The Management Development and Compensation Committee considers risk that may arise as a result of or otherwise in connection with the design of the Company’s compensation programs for our executives. The Governance and Nominating Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the Board.

Board Diversity

The Board does not have a formal policy on diversity. A discussion of the factors considered by the Governance and Nominating Committee in the director selection process, including diversity, is set forth under Board Committees — Governance and Nominating Committee on page 17.

Board and Committee Self-Assessments

The Governance and Nominating Committee oversees an annual evaluation process, whereby each director evaluates the Board as a whole and each member of the standing committees of the Board evaluates the committees on which he or she serves. After these evaluations are complete, the results are compiled, analyzed and discussed by the Board and each committee and with each individual director, as applicable, and, if necessary, action plans are developed.

Board Meetings; Annual Meeting Attendance

The Board of Directors held a total of six meetings during 2010. During such period, each director attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which the director served that were held during the applicable period of service. The Company expects each member of the Board of Directors to attend its annual meetings absent a valid reason, such as a schedule conflict. Last year, the members of the Board of Directors did not attend the 2010 annual meeting of stockholders. The Company’s Board had attended a special meeting of the Company’s stockholders on March 25, 2010 and it was not deemed necessary to conduct another in person meeting at that time.

Executive Sessions

Independent, non-management directors meet regularly in executive sessions. “Non-management” directors are all those directors who are not employees of the Company. The Company’s non-management directors consist of all of its current directors other than Mr. Smith. An executive session of the Board of the Company’s non-management directors is generally held in conjunction with each regularly scheduled Board of Directors meeting. In addition, regular executive sessions of independent committee members is held at least twice per year, but generally at the conclusion of each audit committee meeting. Additional executive sessions may be called at the request of the Board of Directors or the non-management directors.

Board Committees

The Company has standing Audit, Governance and Nominating, Management Development and Compensation, and Corporate Strategy Committees. Each committee, other than the Corporate Strategy Committee, is comprised solely of independent directors. Membership in each committee is as follows:

Management
	Governance and	Development and	Corporate
Audit Committee	Nominating Committee	Compensation	Strategy Committee

Myron Z. Holubiak	Charlotte W. Collins*	Charlotte W. Collins	Richard H. Friedman
David R. Hubers	Louis T. DiFazio	Samuel P. Frieder	David R. Hubers
Richard L. Robbins*	David R. Hubers	Myron Z. Holubiak	Myron Z. Holubiak*
Gordon H. Woodward	Stuart A. Samuels	Stuart A. Samuels*	Gordon H. Woodward

*	designates committee chairperson.

The Company has adopted a written charter for each of the committees, other than the Corporate Strategy Committee. Stockholders may access a copy of each committee’s charter on the Company’s website at www.bioscrip.com under the heading “About Us — Investors — Corporate Governance.”

Audit Committee

Each member of the Audit Committee satisfies the independence requirements of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company’s Board of Directors has determined that Richard L. Robbins is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. The Audit Committee is responsible, among its other duties, for overseeing the process of accounting and financial reporting of the Company and the audits of the financial statements of the Company; appointing, retaining and compensating the Company’s independent auditors; pre-approving all audit and non-audit services by the Company’s independent auditors; reviewing the scope of the audit plan and the results of each audit with management and the Company’s independent accountants; reviewing the internal audit function; reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures; and reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the Commission. During 2010, the Audit Committee held four meetings.

Governance and Nominating Committee

Each member of the Governance and Nominating Committee is “independent” as set forth in Rule 4200(a)(15) of the NASDAQ listing standards. The Governance and Nominating Committee’s functions include recommending to the Board of Directors the number and names of proposed nominees for election to the Board of Directors at the Company’s Annual Meeting of Stockholders; identifying and recommending nominees to fill expiring and vacant seats on the Board of Directors; reviewing on an annual basis committee and Board of Directors performance and recommending changes to the Board of Directors. Except as may be required by rules promulgated by the NASDAQ Global Market or the Commission, it is the current sense of the Governance and Nominating Committee that there are no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In evaluating the suitability of potential nominees for election as members of the Board of Directors, the Governance and Nominating Committee will take into consideration the current composition of the Board of Directors, including expertise, diversity, and balance of inside, outside and independent directors, as well as the general qualifications of the potential nominees, by the committee including personal and professional integrity, ability and judgment and such other factors deemed appropriate. The Governance and Nominating Committee will evaluate such factors, among others, and does have requirements as to any particular weighting or priority of these factors. While the Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board of Directors that is predominantly independent and is comprised of directors who (i) are of high integrity, (ii) have qualifications that will increase the overall effectiveness of the Board of Directors, including expertise and knowledge in various disciplines relevant to the Company’s business and/or operations, and (iii) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members. The Governance and Nominating Committee considers recommendations for nominations from any reasonable and credible source, including officers and directors as well as from stockholders of the Company who comply with the procedures set forth in the Company’s By-Laws. See the section below entitled “Stockholder Proposals.” The Governance and Nominating Committee evaluates all reasonable and credible stockholder recommended candidates on the same basis as any other candidate. When appropriate, the Governance and Nominating Committee may retain executive recruitment firms to assist in identifying suitable candidates. The Governance and Nominating Committee also reviews the Company’s corporate governance, compliance and ethics guidelines, and oversees the annual evaluation of the Board of Directors and management of the Company. The Governance and Nominating Committee held four meetings during 2010.

Management Development and Compensation Committee

The Management Development and Compensation Committee (the “Compensation Committee”) reviews and approves the overall compensation strategy and policies for the Company as well as material compensation arrangements for senior executives. Each member of the Compensation Committee is “independent” as set forth in Rule 4200(a)(15) of the NASDAQ listing standards. In addition, the Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and other senior executives; and oversees the Company’s 2008 Equity Incentive Plan, as amended (the “2008 Plan”), the 2001 Incentive Stock Plan (the “2001 Plan”), the 1996 Incentive Stock Plan (the “1996 Plan”) and the 1996 Non-Employee Directors Stock Incentive Plan (the “Directors Plan”). The 1996 Plan and the Directors Plan both terminated in 2006. Upon stockholder approval of the 2008 Plan no further grants were made under the 2001 Plan; however, if any shares of Common Stock subject to an award under the 2001 Plan are forfeited or expire, the shares of Common Stock subject to such award will, to the extent of the expiration or forfeiture again be available for issuance under the 2008 Plan, subject to certain limitations as described in the 2008 Plan. The Compensation Committee also administers the Chronimed Stock Options Plans, which were assumed by the Company in connection with its merger with Chronimed Inc. in 2005, and the BioScrip/CHS 2006 Equity Incentive Plan (the “CHS Plan”), which was assumed and adopted by the Company in connection with its acquisition of CHS in March 2010. In connection with the assumption and adoption of the CHS Plan, certain options issued under the under CHS Plan held by the five most senior executives of CHS were converted into the right to purchase 716,086 shares of the Company’s Common Stock and all other options issued under the CHS Plan were either cashed out or cancelled at the closing of the acquisition of CHS. There are 2,300,683 shares of common stock remaining available under the CHS Plan for grant to current employees of the Company who are former employees of CHS and to employees of Company hired after the date of the acquisition of CHS. The Compensation Committee is also responsible for ensuring that adequate management development programs and activities are created and implemented in order to provide a succession plan for executive officers and other significant positions within the Company. The Compensation Committee also oversees management succession planning. During 2010, the Compensation Committee held five meetings.

Corporate Strategy Committee

The Company also has a Corporate Strategy Committee. The Chief Executive Officer generally participates in each meeting of the Corporate Strategy Committee. The Corporate Strategy Committee currently consists of the following Board members: Messrs. Friedman, Holubiak, Hubers and Woodward. Members of the Corporate Strategy Committee are not required to be independent directors. The purpose of the Corporate Strategy Committee is to oversee the development and implementation of the Company’s corporate strategy and to assess strategic opportunities, including acquisitions and divestitures as they arise from time to time. During 2010 the Corporate Strategy Committee held seven meetings.

Code of Ethics

The Company is committed to having sound corporate governance principles and has adopted a Code of Business Conduct and Ethics for its directors, officers, employees and consultants. The Code of Business Conduct and Ethics, together with the Company’s corporate compliance manual and associated policies, covers topics including, but not limited to, financial reporting, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Company’s Code of Business Conduct and Ethics is available on the Company’s website at www.bioscrip.com under the heading “About Us — Investors — Corporate Governance.” The information contained in or connected to the Company’s website is not incorporated by reference to or considered a part of this proxy statement. If any waivers of the Code of Business Conduct and Ethics are granted, such waivers will be disclosed on a Current Report on Form 8-K.

Stockholder Communications with the Board of Directors

Historically, the Company has not adopted a formal process for stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board of Directors has been excellent.

Review, Approval or Ratification of Transactions with Related Persons

In accordance with the terms of the Company’s Audit Committee Charter, the Audit Committee is required to review and approve all related person transactions on an ongoing basis. A related person transaction, as defined in Item 404(a) of Regulation S-K, is any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and one of the Company’s executive officers, directors, director nominees, or 5% stockholders (or their immediate family members) has a direct or indirect material interest. During 2010 there were no related person transactions in conflict with the Company’s policies with respect to related party transactions.

Compensation of Directors

The table below sets forth all compensation earned by the Company’s non-employee directors in 2010.

Director Compensation Table

	Fees Earned or Paid
	in Cash	Stock Awards
Name	($)(1)	($)(2)(4)	Total ($)

Charlotte W. Collins	70,000	66,500	136,500
Louis T. DiFazio	55,000	66,500	121,500
Samuel P. Frieder (3)	41,250	66,500	107,750
Myron Z. Holubiak	75,000	66,500	141,500
David R. Hubers	65,000	66,500	131,500
Richard L. Robbins	73,750	66,500	140,250
Stuart A. Samuels	70,000	66,500	136,500
Gordon H. Woodward (3)	45,000	66,500	111,500

(1)	The fees shown include the annual retainer fee paid to each non-employee director, committee chairmanship fees and attendance fees for both board and committee meetings.

(2)	Value of stock and option awards determined in accordance with FASB ASC Topic 718 and represents aggregate grant date fair value. Assumptions used in the calculation of these amounts are included in the footnotes to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Commission on March 15, 2011.

(3)	Fees due to Messrs Frieder and Woodward are paid directly by the Company to Kohlberg & Co. Kohlberg & Co. received $86,250 for board services as part of services provided under a stockholders’ agreement, dated as of January 24, 2010, by and among BioScrip, Inc., Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg TE Investors V, L.P., KOCO Investors V, L.P., Robert Cucuel, Mary Jane Graves, Nitin Patel, Joey Ryan, Colleen Lederer, Blackstone Mezzanine Partners II L.P., Blackstone Mezzanine Holdings II L.P., and S.A.C. Domestic Capital Funding, Ltd.

(4)	The following stock and option awards were outstanding at fiscal year end and the 2010 restricted common stock grants that vest on June 16, 2011 for each non-employee director:

	Stock Awards	Option Awards
	Outstanding at Fiscal	Outstanding at Fiscal
Name	Year End	Year End

Charlotte W. Collins	10,000	35,000
Louis T. DiFazio	10,000	25,000
Samuel P. Frieder	10,000	—
Myron Z. Holubiak	10,000	52,600
David R. Hubers	10,000	58,600
Richard L. Robbins	10,000	25,000
Stuart A. Samuels	10,000	58,600
Gordon H. Woodward	10,000	—

During 2010, each non-management director received an annual director fee of $50,000 plus an annual fee of $5,000 for each Board committee on which the non-management director serves. In addition, the chairman of each Board committee received an additional fee for their added responsibilities as follows: (i) the chairman of the Audit Committee received an additional $15,000 fee, and (ii) the chairmen of the Governance and Nominating Committee and the Compensation Committee each received an additional $10,000 fee. All of the above fees are paid quarterly. All Board members are also reimbursed for expenses incurred in connection with attending such meetings.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for overseeing the process of accounting and financial reporting of the Company and the audits and financial statements of the Company. The Audit Committee operates pursuant to a written charter which is reviewed annually by the Audit Committee. As set forth in the Audit Committee charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Company’s Audit Committee reviewed and discussed with the Company’s management and the Company’s independent auditors the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received and discussed with the Company’s independent registered public accounting firm the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and have discussed with the independent registered public accounting firm its independence.

Based on the review and discussions described in the preceding paragraph above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Commission.

Submitted by the Audit Committee:

Richard L. Robbins, Chairman
Myron Z. Holubiak
David R. Hubers
Gordon H. Woodward

EXECUTIVE OFFICERS

The following sets forth certain information with respect each executive officer of the Company who is not also a director of the Company:

Stephen B. Cichy, 40, Senior Vice President, Managed Care and Marketing and Product Development.  Mr. Cichy joined BioScrip in March 2009. Prior to joining BioScrip, from August 2007 until March 2009, Mr. Cichy was Vice President of Product Development for Walgreens, Inc., a prescription drug retailer. From April 2005 until September 2007, he held various positions with Option Care, Inc., a specialty pharmacy provider, including Senior Director of Product Development and Vice President of Business Development and Commercial Operations. Option Care was acquired by Walgreens in September 2007. Prior to joining Option Care, from March 2003 to April 2005, Mr. Cichy was Director of New Product Planning for Caremark, Inc., a pharmacy benefit management and specialty pharmacy company.

Barbara Cormier, 68, Chief Compliance Officer.  Ms. Cormier joined BioScrip in March 2000 as the Vice President of Pharmaceutical Relations, she was appointed Chief Compliance Officer in 2003.

Russel J. Corvese, 49, Senior Vice President, Mail and Managed Care Operations.  Mr. Corvese joined BioScrip in May 1994 and has held various positions including Vice President of Operations of BioScrip’s subsidiary, BioScrip PBM Services, LLC, and Chief Information Officer of BioScrip.

Dave Evans, 47, Senior Vice President, Strategic Operations.  Mr. Evans joined BioScrip in February 2009. Prior to joining BioScrip, from August 2006 to July 2008, Mr. Evans was Chief Financial Officer and Secretary of Byram Healthcare Centers, Inc., a provider of medical supplies and pharmacy items to long term chronic patients. From June 2003 to August 2006, Mr. Evans was the Corporate Vice President, Strategic Operations of Option Care, Inc., a home infusion and specialty pharmaceutical company.

Scott W. Friedman, 36, Senior Vice President Business Development.  Mr. Friedman joined BioScrip in 1998 as an employee in the Marketing Department. In February 2002, he was appointed Vice President of Marketing and, in January 2003, he was appointed Vice President of Pharmaceutical Relations. In August 2006 he was appointed Executive Vice President of Sales and Marketing. In April 2010 he was appointed Senior Vice President of Business Development. Mr. Friedman is the son of Richard H. Friedman, the former Chief Executive Officer and the current Chairman of the Board of BioScrip.

Mary Jane “MJ” Graves, 49, interim Chief Financial Officer.  Ms. Graves was appointed interim Chief Financial Officer in January 2011. Prior to her appointment as interim CFO, Ms. Graves was assisting the Company with its strategic assessment and advised other clients in the development and execution of their CFO and finance functions, restructuring plans, financing and operating strategies, and acquisition and divestiture initiatives. Ms. Graves was the co-founder and managing director of MCG Resources, a financial consulting firm serving healthcare providers and private equity firms. From 2006 until it was sold to BioScrip in 2010, she served as Chief Financial Officer at Critical Homecare Solutions, Inc., a start-up home infusion company sponsored by Kohlberg Partners.

Phillip J. Keller, 44, Senior Vice President of Finance and Principal Accounting Officer.  Mr. Keller joined BioScrip in 2007 as Vice President of Finance and was appointed Senior Vice President and Principal Accounting Officer in February 2010. Prior to joining BioScrip, from 2000 to 2007 Mr. Keller was Vice President of Finance and Chief Financial Officer of DMI Furniture, Inc.

Colleen M. Lederer, 55, Senior Vice President of Professional Services.  Ms. Lererer joined Bioscrip in 2010 with the acquisition of CHS, where Ms. Lederer had been a Senior Partner overseeing the integration and ongoing operations of the Deaconess Home Health and Hospice Organization.

Douglas A. Lee, 44, Senior Vice President and Chief Information Officer.  Mr. Lee joined BioScrip as its Chief Information Officer in February 2007 and was appointed a Senior Vice President in April 2010. Prior to joining BioScrip, Mr. Lee was a principal in Resultares Consulting Inc., an executive information technology consulting firm, from November 2006 to February 2007.

Nitin Patel, 52, Senior Vice President, Clinical Services and Quality Management.  Mr. Patel joined BioScrip in March 2010 as a result of the company’s acquisition of CHS. He was a founding co-partner of CHS where he served as the Senior Vice President of Operations. From December 1999 to March 2006, Mr. Patel was the Chief Procurement and Client Services Officer at Air Products Healthcare.

Vito Ponzio, Jr., 56, Senior Vice President, Human Resources.  Mr. Ponzio was appointed Senior Vice President of Human Resources on December 2010. Mr. Ponzio joined BioScrip in January 2010 and was responsible for all operations aspects of the Community Store Division. Previously, Mr. Ponzio was the Senior Vice President, Administration for Coram Specialty Infusion Services, a division of Apria Healthcare. He was with Coram for 19 years, from 1990 to 2009, and was responsible for human resources, legal, risk management, facilities and construction management, clinical operations and payroll. During his tenure, he also held the position of Compliance Officer and EEO Officer of Coram and served on the Board of Directors for all Coram subsidiary companies.

Barry A. Posner, 47, Executive Vice President, General Counsel and Secretary.  Mr. Posner joined BioScrip in March 1997 as General Counsel and was appointed Secretary of BioScrip at that time. In April 1998, Mr. Posner was appointed Vice President of BioScrip. In November 2001, he was appointed to the position of Executive Vice President of BioScrip.

Robert F. Roose, 53, Senior Vice President, Chief Procurement Officer.  Mr. Roose joined the Company in December 2006 and has held various positions including Chief Procurement Officer. Prior to joining the Company, from August 2004 until September 2006 Mr. Roose was Senior Vice President and Chief Procurement Officer of Option Care, Inc., a home infusion and specialty pharmaceutical company.

Michael Saracco, 62, Senior Vice President, National Sales.  Mr. Saracco joined BioScrip in September 2009 and is responsible for leading BioScrip’s national sales efforts, which includes the infusion and physician specialty sales teams. Prior to joining BioScrip, from 1996 to 2008, Mr. Saracco held various senior management positions at Coram, Inc., including, Vice President Sales East, Vice President Nutrition Services, Vice President Sales, Senior Vice President, Specialty Services and President, Specialty Services.

Joseph Smith, 52, Senior Vice President, Infusion and AIC Services.  Mr. Smith joined BioScrip in February 2009. Prior to joining BioScrip, from March 2006 to June 2008, Mr. Smith was Chief Operating Officer and a director of ActiveCare Network, LLC, a network of clinics that provide infusion, injection and vaccine services for payors, pharmaceutical manufacturers and specialty pharmacy clients.

Executive officers are appointed by and serve at the pleasure of the Board, subject to the terms of their respective employment and/or severance agreements with the Company. See “Employment and Severance Agreements” below.

* * * * *

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee reviews and approves the overall compensation strategy and policies for the Company as well as material compensation arrangements for senior executives. Each member of the Compensation Committee is “independent” as set forth in Rule 4200(a)(15) of the NASDAQ listing standards. In addition, the Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and other senior executives; and oversees the 2008 Plan, the 2001 Plan, the 1996 Plan and the Directors Plan. The Compensation Committee also administers the Chronimed Stock Options Plans, which were assumed by the Company in connection with its merger with Chronimed Inc. in 2005, and the CHS Plan, which was assumed and adopted by the Company in connection with its acquisition of CHS in March 2010. The Compensation Committee is also responsible for ensuring that adequate management development programs and activities are created and implemented in order to provide a succession plan for executive officers and other significant positions within the Company.

The Compensation Committee, from time to time, utilizes compensation consultants to assist the Committee with:

•	compensation benchmarking;

•	incentive plan design and grant levels;

•	current and anticipated trends in executive compensation; and

•	compliance with executive compensation regulations.

In 2010, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to provide the Committee with an update on changes in the executive compensation environment and input on the compensation arrangements for Mr. Smith in connection with his appointment as our Chief Executive Officer. FW Cook does not provide any other services to the Company.

Objectives of the Company’s Compensation Program

The Compensation Committee adheres to the following three principles in discharging its responsibilities:

•	Overall compensation programs should be structured to ensure our ability to attract, retain, motivate and reward those individuals who are best suited to achieving the desired performance results, both long-term and short-term, while taking into account the roles, duties and responsibilities of individuals and their respective departments

•	There should be a strong link between executive officer compensation and our short-term and long-term financial performance.

•	Annual bonuses and long-term incentive compensation for senior management and key employees should be “at risk,” or based upon the satisfactory achievement of pre-established financial or other performance related goals and objectives.

In determining compensation, the Compensation Committee considers the compensation levels, programs and practices of certain companies in the healthcare industry to assure that our programs are market competitive. The Compensation Committee reviews and periodically adjusts the peer group it uses in making compensation decisions. In the second half of 2008, a peer group review was undertaken with the assistance of FW Cook, which also used national surveys to provide the Compensation Committee with additional benchmark information. The 2009 peer group review was used as a basis for determining 2010 compensation. In early 2009, the peer group was reviewed, and no changes were made to the companies that comprised the peer group for 2010 and was used as a basis for determining 2011 compensation. The peer group companies as follows:

Catalyst Health	Amedisys	Pharmerica Corporation
Centene Corporation	Lincare Holdings, Inc.	PSS World Medical, Inc.
Almost Family	LHC Group	SXC Health
Gentiva Health Services, Inc.

Management’s Role in Compensation Practices

While the Compensation Committee does not delegate to management its authority to determine executive compensation, it considers recommendations from the Chief Executive Officer and SVP Human Resources in making compensation decisions for executive officers, other than themself. In making compensation recommendations to the Compensation Committee, the Chief Executive Officer generally considers individual, business unit, division and Company performance and comparable compensation for a similar position at other competitive companies. Compensation levels and targets, as well as performance targets and compensation ranges, are then proposed by management to the Compensation Committee which reviews the proposals, discusses them with management and from time to time the Compensation Committee’s outside consultant, and considers the benchmark data. The Compensation Committee makes final decisions on compensation. The Chairman of the Compensation Committee advises the Chief Executive Officer and SVP Human Resources of the Compensation Committee’s decisions and the Chief Executive Officer or SVP Human Resources, as applicable, and they in turn, inform other members of senior management of the decisions, as appropriate.

New Executive Compensation Arrangements

In setting compensation for Mr. Smith, who became our Chief Executive Officer on January 1, 2011, the Compensation Committee consulted with FW Cook. Mr. Smith’s new employment agreement is described below in “Employment and Severance Arrangements.” FW Cook suggested two total compensation approaches to the Compensation Committee. One approach was a higher base salary with lower targeted incentive compensation and the other approach was a lower base salary with higher targeted incentive compensation. The Compensation Committee chose the second approach so that his total targeted compensation was more heavily weighted toward incentive compensation, or “at risk” pay. The Compensation Committee believes the structure of the employment agreement, as well as the targeted and potential value of the compensation to be earned thereunder, provides a strong link between pay and performance.

In November 2010, we entered into a separation agreement with Mr. Richard H. Friedman, our former Chief Executive Officer. Mr. Friedman’s separation agreement is described below in “Employment and Severance Arrangements.” The agreement facilitated the planned succession transition from Mr. Friedman to Mr. Smith. The severance arrangements generally provided Mr. Friedman with the same benefits he would have received had his employment agreement expired by its terms in May 2011. The Compensation Committee believed that entering into the separation agreement and accelerating the Company’s succession plan from June 1, 2011 to January 1, 2011 was in the Company’s and its stockholders’ best interests.

In setting compensation for Mr. Froesel, our Chief Financial Officer from November 2010 to January 2011, the Compensation Committee considered Mr. Froesel’s extensive experience and the compensation package of his predecessor. Mr. Froesel’s employment agreement is described below in “Employment and Severance Arrangements.” The Compensation Committee believes the structure of the employment agreement, as well as the targeted and potential value of the compensation earned thereunder, provided a strong link between pay and performance.

Elements of the Executive Compensation Program

With the above principles and benchmarking data as a guide, the Compensation Committee embraces a “pay-for-performance” philosophy and has adopted compensation programs that it believes are competitive with compensation paid to executives in similar businesses with persons holding similar positions and having similar duties and responsibilities. The compensation program for executive officers consists of base salary, annual cash incentive compensation, and long-term incentive compensation.

Base Salary.  Base salary is the only fixed component of the executive compensation program and is the only element of executive compensation not based on Company performance. The Compensation Committee reviews base salaries for executives other than the Chief Executive Officer from time to time and approves salary levels after assessing a number of factors including our performance, the executive’s performance, the executive’s scope of responsibilities, competitive compensation levels coupled with internal equity considerations, and our ability to pay. The base salary of the Chief Executive Officer is fixed pursuant to the terms of his employment agreement after benchmarking total compensation of our peer group for CEO compensation data as discussed more fully above.

Base salaries allow us to provide a competitive level of compensation in order to attract and retain superior employees. On an overall basis, base salary is targeted at the 50th percentile of the competitive market (as discussed above) for the Chief Executive Officer and his direct reports. The average base salary increase for all salaried employees was approximately 3.0%. Only two of the named executive officers, Mr. Posner and Mr. Roose, received average base salary increases, of approximately 7.7% and 13.2% respectively.

Annual Cash Incentive Compensation.  We do not guarantee annual bonuses to our executives or to employees at any level. A broad group of approximately 230 management employees, including the named executive officers, are eligible to participate in a performance-based annual cash incentive plan. The cash incentive plan is designed to motivate employees to continuously improve our business performance and to promote a results-oriented business culture by rewarding an executive officer’s individual performance as well as the overall Company performance for a given year. Annual cash incentive compensation is generally targeted at the median of the companies included within its selected peer group. Executive officers have an opportunity to receive annual incentive compensation under the cash incentive plan if individual, corporate and departmental or business unit goals and objectives established annually by the Compensation Committee are achieved for a given year.

Employees eligible to participate in Company-wide cash incentive awards, including those for executives, are recommended to the Compensation Committee for approval based on an assessment by the Chief Executive Officer. If previously identified financial performance thresholds or other objective corporate goals and objectives are achieved, then an incentive award is paid to individuals for that year. Because we did not meet our financial precondition to entitlement for any cash incentive being paid in 2010, other than a bonus payment to Mr. Roose related to the achievement of specific cost reduction targets, no incentive awards were earned by the named executive officers for 2010.

•	The annual cash bonus for the Chief Executive Officer was targeted at 100% of base salary. Achievement of the full bonus amount was tied to the following factors: (i) achievement of Adjusted EBITDA of $77.3 million — 75% of the targeted bonus; (ii) achievement of budgeted sales of $1.671 billion — 15% of the targeted bonus; and (iii) implementation of a new employee development, training and satisfaction program — 10% of the targeted bonus.

•	The annual cash bonus for the President and Chief Operating Officer was targeted at 50% of base salary. Achievement of the full bonus amount was tied to the following factors: (i) achievement of Adjusted EBITDA of $77.3 million — 75% of the targeted bonus; (ii) achievement of budgeted sales of $1.671 billion — 15% of the targeted bonus; and (iii) implementation of a new employee development, training and satisfaction program — 10% of the targeted bonus.

•	The annual cash bonus incentive for the Chief Financial Officer was targeted at 55% of base salary. Achievement of the full bonus amount was tied to the following factors: (i) achievement of Adjusted EBITDA of $77.3 million — 75% of the targeted bonus; (ii) achievement of budgeted sales of $1.671 billion — 15% of the targeted bonus; and (iii) implementation of a new employee development, training and satisfaction program — 10% of the targeted bonus.

•	The annual cash bonus for the Executive Vice President and General Counsel was targeted at 40% of base salary. Achievement of the full bonus amount was tied to the following factors: (i) achievement of Adjusted EBITDA of $77.3 million — 75% of the targeted bonus; (ii) achievement of budgeted sales of

$1.671 billion — 15% of the targeted bonus; and (iii) implementation of a new employee development, training and satisfaction program — 10% of the targeted bonus;

•	The annual incentive for the Senior Vice President, Chief Procurement Officer contains two components, the Company wide corporate bonus and the supply chain initiative bonus. The corporate bonus was targeted at 40% of base salary. Achievement of the full corporate bonus amount was tied to the following factors: (i) achievement of adjusted EBITDA of $77.3 million — 80% of the targeted bonus; (ii) achievement of budgeted sales of $1.671 billion — 20% of the targeted bonus. The supply chain incentive bonus was designed to lower drug related costs in the fourth quarter of 2010 and into 2011. This supply chain incentive bonus amount was tied to achieving annualized supply chain cost savings from April 2010 through year end 2010. Mr. Roose earned this bonus as a result of achieving targeted cost savings.

Long-Term Incentive Compensation.  We provide long-term incentives to our executive officers through the 2008 Plan and the CHS Plan, which permit the grant of various equity based awards including stock options, stock appreciation rights, restricted stock units, stock grants, and performance units. The 2008 Plan does not allow the grant of “reload” options or the repricing of stock options. At the 2010 Annual Stockholders’ Meeting, the stockholders approved an amendment to the 2008 Plan to increase the number of authorized shares of common stock available for issuance under the 2008 Plan from 3,580,000 shares to 6,855,000 shares. Long-term incentive compensation is generally targeted at the median of the companies included within its selected peer group.

The purpose of the 2008 Plan is to promote the interests of the Company by granting equity awards to key employees in order to (i) attract and retain key employees, (ii) provide an additional incentive to each key employee to work to increase the value of the Company’s common stock, and (iii) provide each key employee with a stake in the future of the Company that corresponds to the stake of each of our stockholders. Historically stock options were the only form of long-term incentive granted as the Compensation Committee believed that stock options were the strongest tie to stock price performance and that stock options most closely aligned the interests of the executives with our stockholders.

From the time of our merger with Chronimed in March 2005 until 2009, our stock price had declined, causing most of the outstanding stock option grants to be substantially out of the money. To address concerns of the Compensation Committee related to retention of the management team, in 2006 the Board approved the Compensation Committee’s directive to issue long-term incentive grants to key executives and employees consisting of 50% of long-term incentive value in stock options and 50% of long-term incentive value in performance based restricted stock. Despite the Compensation Committee’s 2006 philosophy of issuing long-term incentive grants to key executives and employees consisting of 50% of long-term incentive value in stock options and 50% of long-term incentive value in performance based restricted stock, in 2008, 2009 and 2010 the Compensation Committee decided to make long-term incentive grants consisting solely of stock options. The Compensation Committee made this decision based on a number of factors, including the following: (i) the large number of outstanding stock options previously granted to management and other employees that were out of the money; (ii) the limited number of shares of stock remaining available for grant under the 2008 Plan; (iii) the terms of the 2008 Plan which provide that any grant of stock, other than options or stock appreciation rights, are counted against the pool of stock reserved for issuance under the 2008 Plan as one and one-half (1.5) shares of stock for every one share of stock granted; and (iv) the lack of vesting of the 2009 restricted stock grant which the Compensation Committee still determined to provide an appropriate level of incentive to management.

On June 16, 2010, the Compensation Committee approved the grant of stock options to, among other employees, three of the named executives. The number of stock options granted to the named executives was as follows: (i) 125,000 options to Rick M. Smith; (ii) 50,000 options to Barry A. Posner; and (iii) 50,000 options to Robert F. Roose. Because of the limited number of shares available under the 2008 Plan in late 2010, the Compensation Committee also granted cash-settled phantom stock appreciation rights (“SAR”), in addition to options, to Mr. Froesel and Mr. Smith. On December 1, 2010, in connection with the execution of Mr. Froesel’s employment agreement, we granted Mr. Froesel a cash settled SAR of 200,000 units and

200,000 stock options. These awards were subsequently forfeited as a result of Mr. Froesel’s departure from the Company in January 2011. On December 31, 2010, in connection with the execution of Mr. Smith’s employment agreement, Mr. Smith was granted a SAR of 200,000 units.

Each stock option, except for Mr. Froesel’s options, had a strike price of $6.65 per share, the fair market value on the date of grant. The option vests as to one third of the shares on the first, second and third anniversaries of the date of grant. The stock option agreements evidencing the grants have a ten year term. Each SAR vests in three equal annual installments and is exercisable, in whole or in part, to the extent the SAR has been vested, for cash in the amount, if any, by which the closing stock price on the exercise date exceeds the grant price. Upon the exercise of any SARs, the named executives are required to use the net after-tax proceeds of such exercise to purchase shares of the Common Stock in the open market and hold such shares of Common Stock for a period of not less than one year from the date of purchase, subject to the terms of the grant agreement underlying the SAR. The Compensation Committee included this requirement in order to promote long-term decision making by key executives as well as promoting stock ownership by them. The right to exercise the SAR expires on the earliest of (1) the tenth anniversary of the grant date, (2) the date that the named executive forfeits his right to exercise the SAR as a result of termination of his employment, or (3) the date that the SAR is exercised in full.

Long-term incentive compensation is generally granted on an annual basis at the first meeting of the Compensation Committee following the annual stockholder meeting. We do not grant equity awards immediately prior to, coincident with or immediately after the announcement of our financial results or other material events. Generally, executives receive only one grant per cycle, typically a year. In addition, pursuant to the 2008 Plan, we will not grant during fiscal years 2010 through 2012 a number of shares subject to options or stock awards to employees or non-employee directors, such that the average number of shares granted in each of such fiscal years over such three-year period is greater than 4.03% of the average number of shares of our common stock that was outstanding at the end of each of such three fiscal years.

Deductibility of Compensation

In establishing pay levels for our named executives, the Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) on the amount of compensation deductible by the Company. Under current tax law, Section 162(m) imposes a $1.0 million limit that a publicly traded company may deduct for compensation paid to its chief executive officer and its next four most highly compensated executives. This limitation does not apply to pay that qualifies as “performance-based compensation”. In order to qualify as performance-based, compensation must, among other things, be based solely on the attainment of pre-established objective goals under a stockholder approved plan with no discretion permitted in determining award payouts.

While our annual cash incentive compensation program does not qualify as “performance-based compensation” under Section 162(m) because it provides discretion to the Compensation Committee to adjust awards up or down, the Compensation Committee generally seeks to structure long-term incentive compensation for the named executives so as to qualify for full tax deductibility under Section 162(m). Our outstanding restricted stock grants are based on, and any future grants are expected to be based on, our achievement of pre-established performance goals. In addition, stock options granted under the 2008 Plan are exempt from the deduction limit of 162(m). The Compensation Committee intends to continue to pursue a strategy of maximizing the deductibility of the compensation paid to the named executives when appropriate. However, the Committee reserves the right to make awards outside of these plans or to provide compensation that does not qualify for full tax deductibility under Section 162(m) when deemed appropriate.

Retirement

We maintain a qualified 401(k) plan in which all employees (including the named executives) may participate. Except as was previously provided to Mr. Friedman, there are no special executive retirement benefits. The retirement benefit previously paid to Mr. Friedman, as former Chief Executive Officer is discussed below in the section titled “Employment and Severance Arrangements.”

Perquisites

The Company did not provide perquisites to any of its named executives in 2010.

Compensation Committee Report

Management of the Company has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Management Development and Compensation Committee of the Board of Directors has reviewed and discussed it with management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2011 Annual Meeting of Stockholders.

Submitted by the Management Development and Compensation Committee:

Stuart A. Samuels, Chairman
Charlotte W. Collins
Samuel P. Frieder
Myron Z. Holubiak

Compensation Committee Interlocks and Insider Participation

No member of the Management Development and Compensation Committee is or has been one of our officers or employees or has had any relationship with us requiring disclosure under the Commission’s rules and regulations. During the year ended December 31, 2010 none of the Company’s executive officers served on the board of directors, or on the compensation committee of the board of directors, of any entity whose executive officers serve on our Board.

Summary Compensation Table

The table below summarizes the total compensation earned by each of the Company’s named executive officers in 2010, 2009 and 2008 for the years in which they were named executive officers.

					Non-Equity	All
			Stock	Option/SAR	Incentive Plan	Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name & Principal Position	Year	$	($)(1)(2)	($)(1)	($)(4)	($)(3)	($)

Richard H. Friedman	2010	850,000	—	88,297	—	14,940	953,237
Former Chairman &	2009	850,000	—	257,430	680,000	8,715	1,796,145
Chief Executive Officer (4)(6)	2008	802,536	738,805	1,169,100	—	21,338	2,731,779
Stanley G. Rosenbaum	2010	473,201	—	—	—	9,940	483,141
Former EVP, Chief Financial	2009	440,000	—	171,620	193,600	8,715	813,935
Officer and Treasurer (4)	2008	440,000	138,628	245,283	—	8,138	832,049
David W. Froesel	2010	28,846	—	1,234,040	—	114	1,263,000
EVP, Chief Financial Officer
and Treasurer (5)
Richard M. Smith	2010	530,385	—	2,521,185		23,788	3,075,358
President & Chief Operating Officer (4)(7)	2009	469,519	183,600	143,325	190,000	—	986,444
Barry A. Posner	2010	404,835	—	201,660	—	1,354	607,849
EVP, Secretary & General Counsel (4)	2009	390,209	—	171,620	144,378	5,042	711,249
	2008	390,209	99,812	171,998	—	7,283	669,302
Robert F. Roose (8)	2010	265,769	—	201,660	75,000	9,726	552,155
SVP, Chief Procurement Officer

(1)	Values reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the footnotes to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Commission on March 15, 2011.

(2)	The following table lays out the maximum value that would be recognized by each officer of Restricted Stock Awards granted assuming each award achieved its respective maximum measurement level to fully vest:

	Maximum Value of Stock Awards
Name	2008 Grant	2009 Grant	2010 Grant

Richard H. Friedman	3,430,000	—	—
Stanley G. Rosenbaum	393,750	—	—
David W. Froesel	—	—	—
Richard M. Smith	—	1,200,000	—
Barry A. Posner	283,500	—	—
Robert F. Roose	157,500	—	—

(3)	Details regarding the amounts shown for each named executive officer can be found in the footnotes of the “All Other Compensation” table below.

(4)	Amounts for 2009 include bonus awards under the Company’s Short-term Incentive Plan.

(5)	Mr. Froesel joined the Company November 2010 and resigned in January 2011, succeeding Stanley G. Rosenbaum as the Company’s Executive Vice President, Chief Financial Officer and Treasurer.

(6)	Mr. Friedman served as Chief Executive Officer until December 31, 2010. He continues to serve as the Company’s non-executive Chairman of the Board of Directors.

(7)	Mr. Smith joined the Company in 2009. He served as President and Chief Operating Officer through December 31, 2010. On January 1, 2011, he assumed the role of Chief Executive Officer.

(8)	Amounts for 2010 include bonus awards achievement of annualized supply chain cost savings from April 2010 through year end.

All Other Compensation

The table below and related footnote disclosure describe each component of compensation included under the column heading “All Other Compensation” in the Summary Compensation Table above.

					Registrant
					Contributions
		Life & Disability			to Defined
		Insurance Premiums	Legal Reimbursement		Contribution
Name	Year	($)	($)(1)	Relocation ($)(1)	Plans ($)(2)	Total ($)

Richard H. Friedman	2010	1,365	5,000	—	8,575	14,940
	2009	1,365	—	—	7,350	8,715
	2008	1,238	13,200	—	6,900	21,338
Stanley G. Rosenbaum	2010	1,365	—	—	8,575	9,940
	2009	1,365	—	—	7,350	8,715
	2008	1,238	—	—	6,900	8,138
David W. Froesel	2010	114	11,413	—	—	11,527
Richard M. Smith	2010	1,365	13,848	—	8,575	23,788
	2009	1,365	12,994	—	7,350	21,709
	2008	—	—	—	—	—
Barry A. Posner	2010	1,354	—	—	—	1,354
	2009	1,365	—	—	3,677	5,042
	2008	1,238	—	—	6,045	7,283
Robert F. Roose	2010	1,151	—	—	8,575	9,726

(1)	Represents legal fees paid on behalf of Messrs. Friedman, Froesel and Smith in connection with the negotiation of their employment agreements executed in May 2008, November 2010 and November 2008 and December 2010, respectively. Also represents legal fees paid on behalf of Mr. Friedman in connection with the negotiation of his severance agreement in November 2010.

(2)	Value of matching contributions allocated by the Company to each of the named executive officers pursuant to the Company’s 401(k) Plan.

Grant of Plan Based Awards

						All Other		Grant
						Option		Date
						Awards:	Exercise	Fair
						Number of	or Base	Value of
			Estimated Future Payouts Under			Securities	Price of	Stock &
			Non-Equity Incentive Plan Awards(1)			Underlying	Option	Option
			Threshold	Target	Maximum	Options	Awards	Awards
Name	Grant Date		($)	($)	($)	(#)	($/Sh)(4)	($)(5)

Richard H. Friedman			—	850,000	1,275,000	—	—	—
Stanley G. Rosenbaum			—	242,000	363,000	—	—	—
David W. Froesel			—	500,000	750,000	—	—	—
	01-Dec-10	(2)				200,000	4.49	558,340
	01-Dec-10	(3)				200,000	4.49	675,700
Richard M. Smith			—	650,000	975,000	—	—	—
	27-Apr-10	(4)				250,000	9.09	1,389,375
	16-Jun-10	(2)				125,000	6.65	504,150
	31-Dec-10	(6)				200,000	5.70	627,660
Barry A. Posner			—	156,083	234,125	—	—	—
	16-Jun-10	(2)				50,000	6.65	201,660
Robert F. Roose			—	145,000	217,500	—	—	—
	16-Jun-10	(2)				50,000	6.65	201,660

(1)	The Company’s Short-term Incentive Plan; threshold represents 100% of target and maximum represents 150% of target.

(2)	Represents stock options granted under the 2008 Plan. Vesting occurs in one-third increments on the first, second and third anniversary of the grant date.

(3)	Represents stock appreciation rights awarded with his appointment as Chief Financial Officer.

(4)	Options are granted with an exercise price equal to the closing price per share of common stock on the date of grant.

(5)	Represents the total fair value, estimated as per FASB ASC Topic 718.

(6)	Represents stock appreciation rights awarded with his appointment as Chief Executive Officer.

Outstanding Equity Awards At Fiscal Year End

The following table provides information on the holdings of stock options and restricted stock by the named executive officers at December 31, 2010.

	Option/SAR Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market
				Equity					Awards:	or Payout
				Incentive					Number of	value of
				Plan				Market	Unearned	Unearned
				Awards:			Number	Value of	Shares,	Shares,
	Number of			Number			of Shares	Shares or	Units	Units
	Securities	Number of		of Securities			or Units	Units of	or Other	or Other
	Underlying	Securities		Underlying			of Stock	Stock	Rights	Rights
	Unexercised	Underlying		Unexercised	Option		That	That	That	That
	Options/	Unexercised		Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	SAR (#)	Options (#)		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)(6)

Richard H. Friedman	200,000	—		—	12.20	28-Nov-11
	200,000	—		—	17.80	02-Jan-12
	91,698	—		—	5.80	02-Jan-13
	200,000	—		—	7.03	02-Jan-14
	200,000	—		—	6.36	03-Jan-15
	200,000	—		—	7.54	03-Jan-16
	66,666	—		—	3.46	02-Jan-17
	200,000	—		—	7.70	02-Jan-18
	112,500	—		—	6.52	29-Apr-18
	150,000	—		—	2.73	28-Apr-19
							—	—	245,000	2,048,200
David W. Froesel	—	200,000	(1)	—	4.49	01-Dec-20
	—	200,000	(2)	—	4.49	01-Dec-20
Richard M. Smith	35,000	70,000	(3)	—	2.27	02-Jan-19
	—	250,000	(4)	—	9.09	27-Apr-20
	—	125,000	(5)	—	6.65	16-Jun-20
	—	200,000	(2)	—	5.70	31-Dec-20
							—	—	40,000	209,200
Barry A. Posner	70,000	—		—	12.20	28-Nov-11
	75,000	—		—	7.95	24-Sep-13
	13,800	—		—	6.00	01-Jul-15
	158,587	—		—	2.47	01-Nov-16
	33,750	16,875	(3)	—	6.52	29-Apr-18
	33,334	66,666	(4)	—	2.73	28-Apr-19
	—	50,000	(5)	—	6.65	16-Jun-20
							—	—	20,250	105,908
Robert F. Roose	18,750	9,375	(3)	—	6.52	29-Apr-18
	16,667	33,333	(4)	—	2.73	28-Apr-19
	—	50,000	(5)	—	6.65	16-Jun-20
							—	—	11,250	58,838

(1)	Vesting schedule is one-third vesting on December 1, 2011, one-third vesting on December 1, 2012, one-third vesting on December 1, 2013.

(2)	Represents stock appreciation rights with a vesting schedule of one-third vesting on December 1, 2012, one-third vesting on December 1, 2013, one-third vesting on December 1, 2014 for Mr. Froesel. With respect to Mr. Smith, the stock appreciation rights vest one-third vesting on December 31, 2012, one-third vest on December 31, 2013, one-third vest on December 31, 2014.

(3)	Vesting schedule is one-third vesting on January 2, 2010, one-third vesting on January 2, 2011, one-third vesting on January 2, 2012.

(4)	Vesting schedule is one-third vesting on April 27, 2011, one-third vesting on April 27, 2012, one-third vesting on April 27, 2013.

(5)	Vesting schedule is one-third vesting on June 16, 2011, one-third vesting on June 16, 2012, one-third vesting on June 16, 2013.

(6)	Represents performance shares granted in previous years that vest based upon achievement of specific performance goals.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock options exercised and vested stock awards by the Company’s executive officers during the year ended December 31, 2010.

	Option Awards
	Number of		Stock Awards
	Shares Acquired	Value Realized on	Number of Shares	Value Realized on
Name	on Exercise (#)	Exercise ($)	Acquired on Vesting	Vesting ($)

Richard H. Friedman	—	—	—	—
Stanley G. Rosenbaum	269,972	678,828	28,125	141,188
David W. Froesel	—	—	—	—
Richard M. Smith	—	—	80,000	668,800
Barry A. Posner	—	—	—	—
Robert F. Roose	37,500	159,015	—	—

Employment and Severance Agreements

Richard Smith — Employment Agreement

On December 23, 2010, the Company and Mr. Smith entered into a new employment agreement which replaced his prior severance agreement with the Company. The terms of the employment agreement provide for the employment of Mr. Smith as the Chief Executive Officer at an initial base annual salary of $650,000, which may be increased (but not decreased) at the discretion of our Board of Directors. Under that agreement, Mr. Smith is eligible to participate in the Company’s then applicable short-term bonus or other cash incentive program at a target bonus level of 100% of the then annual base salary and contingent on attainment of performance goals to be reasonably established in good faith by the Compensation Committee no later than 90 days after the commencement of each calendar year. Mr. Smith will also be entitled under that agreement to vacation of up to 23 business days per calendar year, to be accrued and available in accordance with the Company’s policies for its senior executives. The Company has agreed to reimburse Mr. Smith for up to $15,000 for legal fees incurred in connection with review and negotiation of the employment agreement.

On December 31, 2010, pursuant to the employment agreement, Mr. Smith was granted a cash denominated SAR, which is outside of the 2008 Plan, with respect to 200,000 shares of the Common Stock at a grant price equal to $5.70. The SAR will vest in three equal annual installments and will fully vest in connection with a Change of Control (as defined in the agreement). Mr. Smith may exercise this SAR, in whole or in part, to the extent the SAR has been vested and will receive in cash the amount, if any, by which the closing stock price on the exercise date exceeds the grant price. Upon the exercise of any SARs, as soon as practicable under the applicable Federal and state securities laws, Mr. Smith will be required to use the net after-tax proceeds of such exercise to purchase shares of the Common Stock from the Company at the closing stock price of the Common Stock on that date and hold such shares of Common Stock for a period of not less than one year from the date of purchase, except that he will not be required to purchase any shares of Common Stock if he exercises the SAR on or after a Change of Control of the Company. Mr. Smith’s right to exercise the SAR will expire on the earliest of (1) the tenth anniversary of the grant date, (2) the date that he forfeits his right to exercise the SAR as a result of termination of his employment, as more fully described below, or (3) the date that the SAR is exercised in full.

Under the employment agreement, Mr. Smith is subject to the provisions of a non-compete covenant, which provides that during the term of employment and for a period of one year following his termination, Mr. Smith may not directly or indirectly participate in any business that is competitive with the Company’s business. Similarly, for two years following the later of the date of his termination or the date upon which he ceases to be an affiliate of the Company, Mr. Smith may not solicit or otherwise interfere with the Company’s relationship with any present or former employee or customer of the Company. Mr. Smith is also required to keep confidential during the term of employment and thereafter all confidential and proprietary information concerning the Company and its business.

If Mr. Smith’s employment is terminated due to his death, (i) his estate or beneficiaries are entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of his death, (ii) all unvested stock options and SARs outstanding immediately prior to his death may be exercised by his estate for a period equal to the earlier of one year from and after the date of his death and the original expiration date of each option and SAR (unless a longer period is set forth in the underlying grant agreements), (iii) any restricted stock units granted under any bonus program or otherwise granted will vest as of the date of his death and such shares issued upon vesting will be free from restrictions on transferability and (iv) any stock grants that are subject to forfeiture will become non-forfeitable and will be fully vested and transferable. If Mr. Smith’s employment is terminated due to his disability, (i) he will be entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of his disability, (ii) all unvested stock options and SARs outstanding immediately prior to his disability date will vest in full and, together with all options and SARs outstanding immediately prior to his disability date, may be exercised by him for a period equal to the earlier of one year from and after his disability date and the original expiration date of each option and SAR (unless a longer period is set forth in the underlying grant agreements), (iii) any restricted stock units granted under any bonus program or otherwise granted will vest as of his disability date and such shares issued upon vesting will be free from restrictions on transferability and (iv) any stock grants that are subject to forfeiture will become non-forfeitable and will be fully vested and transferable. In addition, if Mr. Smith should remain disabled for six months following his disability date, he will also be entitled to receive for a period of two years following termination, his annual salary at the time of termination of his employment (less the gross proceeds paid to him on account of Social Security or other similar benefits and Company provided short-term and long-term disability plans) and continuing coverage under all benefit plans and programs to which he was previously entitled.

If the Company terminates Mr. Smith for “Cause” (as defined below), (i) he will be entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of termination, (ii) all unvested stock options and SARs will be terminated in accordance with the terms of the governing documents, (iii) any unvested restricted stock units will terminate in accordance with the terms of the governing documents and (iv) any stock grants made to him that are subject to forfeiture will be immediately forfeited.

If Mr. Smith terminates his employment without Good Reason (as defined below), (i) he will be entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of termination, (ii) all stock options and SARs that are vested and exercisable may be exercised for a period of the earlier of 30 days from and after the effective date of his termination and the original expiration date of each option and SAR (unless a longer period is set forth in the underlying grant agreements), (iii) any unvested restricted stock units will terminate immediately and (iv) any stock grants made to him that are subject to forfeiture will be immediately forfeited.

If the Company terminates Mr. Smith’s employment without Cause or Mr. Smith terminates his employment for Good Reason, (i) he is entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) for a period of two years following his date of termination or, if such date is on or after January 1, 2014, for the one year period which starts on the date his employment terminates (A) the annual salary that he was receiving at the time of such termination of employment and (B) a monthly payment in an amount sufficient to cover his premiums associated with continuing coverage under the benefit plans and programs he would have received, (iii) all unvested options and SARs which are outstanding immediately prior to his termination will immediately vest in full and, together with all options and SARs then outstanding, may be exercised by him for a period equal to the earlier of 30 days from and after the effective date of the termination of his employment and the original expiration date of each option and SAR (unless a longer period is set forth in the underlying grant agreements), (iv) he will become vested in any deferred compensation plan in which he is a participant, (v) any restricted stock units granted will vest and be free from restrictions on transferability and (vi) any stock grants that are subject to forfeiture will become non-forfeitable and will become fully vested and transferable.

“Cause” means (i) conviction of a felony or a crime of moral turpitude; (ii) commission of unauthorized acts intended to result in Mr. Smith’s personal enrichment at the material expense of the Company; or (iii) material violation of duties or responsibilities to the Company which constitute willful misconduct or dereliction of duty, provided that as to any termination pursuant to this clause, a majority of the members of the Compensation Committee must first approve such “Cause” termination before the Company effectuates such a termination. “Good Reason” means the existence of any one or more of the following conditions that continue for more than 45 days following written notice of such conditions by Mr. Smith to the Compensation Committee: (i) a material change in or reduction of Mr. Smith’s authority, duties and responsibilities, or the assignment to Mr. Smith of duties materially inconsistent with Mr. Smith’s position with the Company; or (ii) a reduction in Mr. Smith’s then current annual salary without his consent.

If within the one year period commencing on the effective date of a Change of Control of the Company, (i) Mr. Smith is terminated by the Company or a successor entity within such one year period and the termination is not due to death, disability, termination for Cause or termination by Mr. Smith without Good Reason or (ii) Mr. Smith elects to resign effective within the 180 day period following the date that the Company or a successor entity has taken action to materially reduce or change Mr. Smith’s authority, duties or responsibilities or the Company assigns duties to him that are materially inconsistent with his position immediately prior to the Change of Control, the following will occur: (i) Mr. Smith will be entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination; (ii) for a period of two years following his date of termination, Mr. Smith will be entitled to the annual salary that he was receiving at the time of such termination of employment and a monthly payment in an amount sufficient to cover his premiums associated with continuing coverage under the benefit plans an programs he would have received; (iii) all unvested options and SARs which are outstanding immediately prior to Mr. Smith’s termination will immediately vest and become exercisable on his date of termination and for the period set forth in the underlying grant agreements; (iv) Mr. Smith will become vested in any deferred compensation plan in which he is a participant; (v) any restricted stock units will vest and be free from restrictions on transferability; and (vi) any stock grants that are subject to forfeiture will become non-forfeitable and will become fully vested and transferable.

Under the terms of Mr. Smith’s employment agreement, if there is a Change in Control and the Company reasonably determines that any payment or distribution by the Company to or for the benefit of Mr. Smith would be subject to the excise tax imposed by § 4999 of the Code, then the Company will determine the safe harbor amount under the Code that would not result in such excise tax and will pay to Mr. Smith the higher of the safe harbor amount or the payments otherwise due to Mr. Smith in the absence of such provision, net of all applicable taxes, including the tax under § 4999 of the Code.

Richard Friedman — Employment Agreement

On May 30, 2008, the Company entered into an employment agreement with Mr. Friedman that replaced Mr. Friedman’s previous employment agreement with the Company that was set to expire by its terms on May 31, 2008. Pursuant to the terms of the employment agreement, the Company agreed to employ Mr. Friedman as the Company’s Chief Executive Officer, President and Chairman for the period commencing June 1, 2008 and continuing through and including May 31, 2011; provided that the agreement would be extended for up to four additional one year periods unless either party provides written notice of termination to the other not less than ninety days prior to the expiration of the then current term. During the term of the employment agreement Mr. Friedman would be paid a base salary of $850,000 per annum. In addition, Mr. Friedman was eligible (i) to participate in the Company’s benefit programs, (ii) to receive a bonus each calendar year under the Company’s then applicable short- and long-term bonus or other incentive plans (with a maximum target payment equal to 100% of his annual salary) upon the achievement of pre-established performance goals; and (iii) to participate in the Company’s long term incentive equity plans and programs in a manner commensurate with his offices and positions. As a signing bonus, Mr. Friedman received a one-time special performance share award of 200,000 shares of restricted common stock, subject to the achievement of certain performance and time measures as set forth in the employment agreement (the “Special Equity Award”).

If Mr. Friedman’s employment was terminated early due to his death: (i) he was entitled to receive his salary and other benefits earned and prior to the date of termination and reimbursement for expenses incurred prior to the date of termination, (ii) with the exception of the Special Equity Award, all unvested options and restricted stock would immediately vest and (together with all fully vested and exercisable options held by him) may be exercisable by his estate for the earlier to occur of one year following his date of death or the original expiration date of the option, (iii) his estate would be entitled to receive a pro rata bonus for the year in which such death occurred, (iv) any and all deferred compensation would be paid to Mr. Friedman’s estate, and (v) the Special Equity Award would vest on a pro rata basis, subject to achievement of the agreed upon performance criteria.

If Mr. Friedman’s employment was terminated early due to his disability (as defined in the agreement): (i) he was entitled to receive his salary and other benefits earned and accrued prior to the date of termination and reimbursement for expenses incurred prior to the date of termination, (ii) he would be entitled to receive a pro rata bonus for the year in which termination occurred, (iii) with the exception of the Special Equity Award, all unvested options and restricted stock would immediately vest and (together with all fully vested and exercisable options held by him) could be exercisable by him for the earlier to occur of one year following his date of death or the original expiration date of the option, (iv) he would receive for a period of two years following termination, his annual salary at the time of termination (less any proceeds received by him on account of Social Security payments or similar benefits and the proceeds of any Company provided long-term disability insurance), continuing coverage under all benefit plans and programs to which he was previously entitled, (v) he would become vested in and paid any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Code, and (vi) the Special Equity Award would vest on a pro rata basis, subject to achievement of the agreed upon performance criteria.

If the Company terminated Mr. Friedman for “Cause” (as defined in the agreement): (i) he would be entitled to receive his salary and other benefits earned and accrued prior to the date of termination and reimbursement for expenses incurred prior to the date of termination, (ii) all vested and unvested stock options would lapse and terminate immediately, (iii) all unvested restricted stock would be forfeited, and (iv) all earned and unearned performance shares (including performance shares granted as part of the Special Equity Award) would lapse and terminate immediately.

If Mr. Friedman terminated his employment during the term and it was other than as a result of his death or disability or without Good Reason (as defined in the agreement): (i) he would be entitled to receive his salary and other benefits earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination, (ii) all fully vested and exercisable stock options could be exercised by him for the earlier to occur of one year following his date of termination or the original expiration date of the option, (iii) all unvested restricted stock would be forfeited, and (iv) all unearned performance shares (including performance shares granted as part of the Special Equity Award) would lapse and terminate immediately.

If the Company terminated Mr. Friedman’s employment without Cause or Mr. Friedman terminated his employment for Good Reason: (i) he would be entitled to receive his salary and other benefits earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination, (ii) he would be entitled to receive a pro rata bonus for the year in which termination occurred, (iii) all unvested options and restricted stock would immediately vest and (together with any other vested and exercisable options then held by Mr. Friedman) could be exercised by him for the earlier to occur of one year following his date of termination or the original expiration date of the option, (iv) he would be entitled to receive for a period of two years following termination his annual salary at the time of termination and continuing coverage under all benefit plans and programs to which he was previously entitled, (v) he would become vested in and immediately paid any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Code, and (vi) the Special Equity Award would vest on a pro rata basis, subject to achievement of the agreed upon performance criteria.

If within one year following a “Change of Control” (as defined in the agreement) Mr. Friedman was terminated by the Company or any successor, or within such one year period he elected to terminate his employment for Good Reason: (i) he would be entitled to receive his salary and other benefits earned and accrued through the date of termination, (ii) he would be entitled to receive a pro rata bonus for the year in which termination occurred, (iii) all unvested options would fully vest and (together with any other vested options then held by Mr. Friedman) could be exercised by him for the earlier to occur of one year following his date of termination or the original expiration date of the option, (iv) all unvested shares of restricted stock would fully vest, (v) he would be entitled to receive for a period of three years following his date of termination his annual salary at the time of termination and continuing coverage under all benefits plans and programs to which he was previously entitled; (vi) he would become vested in and immediately paid any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Code; and (vii) the Special Equity Award would vest on a pro rata basis, subject to achievement of the agreed upon performance criteria.

If either party elected not to renew the employment agreement at the end of the initial or any renewal term thereof, then Mr. Friedman would be entitled to receive a retirement payment in the amount of $1,700,000 (the equivalent of two years salary), which would increase by 25% for each year (or part thereof) that Mr. Friedman remains employed with the Company following the initial three year term of the employment agreement. In addition, if Mr. Friedman’s employment with the Company was terminated without Cause or he terminated his employment for Good Reason, then he would be entitled to receive, in addition to any other amounts provided for as a result of such termination, an amount equal to the incremental retirement benefit for each year (or portion thereof he remains employed after the initial three year term). The retirement benefit would be paid to Mr. Friedman in equal monthly installments over a five year period beginning on the first day of the month following his termination. In the event of his death prior to payment in full of the retirement benefit, the remainder would be paid to a beneficiary designated by Mr. Friedman, or if no beneficiary was named to his estate.

Mr. Friedman may not directly or indirectly (other than with the Company) participate in the United States in any business competitive with the business of the Company during the term of employment and for one year following the later of his termination or his receipt of severance payments. Similarly, during the term and for a period of two years following termination, Mr. Friedman may not solicit or otherwise interfere with the Company’s relationship with any present or former Company employee or customer. Mr. Friedman has also agreed to keep confidential during the term of employment and thereafter all information concerning the Company and its business.

Richard Friedman — Separation Agreement

In connection with the Company’s succession planning, and consequent appointment of Mr. Smith as Chief Executive Officer, the Company entered into a separation agreement with Mr. Friedman, dated as of November 1, 2010, under which his position as Chief Executive Officer terminated effective December 31, 2010. Mr. Friedman continues as a member of the Company’s Board of Directors and serves as its non-executive Chairman of the Board of Directors. Pursuant to his employment agreement, as modified by the separation agreement, the Company agreed to provide Mr. Friedman with the following compensation and benefits:

•	the same cash severance of $1,700,000 that would have been payable under the employment agreement by and between the Company and Mr. Friedman dated May 30, 2008 if there was no extension of Mr. Freidman’s initial term under the employment agreement (which initial term would have ended May 31, 2011);

•	a deferral until July 5, 2011 of that payment of Mr. Friedman’s salary that would have been paid by the Company for the period starting from January 1, 2011 and ending on June 30, 2011 in accordance with the Company’s standard payroll schedule for salaried employees as a result of his separation from service in order to comply with the requirements of Section 409A of the Code;

•	all of Mr. Friedman’s outstanding options to purchase common stock of the Company vested and became fully exercisable on December 31, 2010 and the deadline to exercise these options was extended to the earlier of (x) May 31, 2012 and (y) the last day on which he would have had the right to exercise the option if there had been no termination of his employment;

•	all of Mr. Friedman’s rights to his outstanding restricted stock grants vested to the extent that the related performance requirements for vesting were established to have been satisfied for the year ended December 31, 2010 through the Company’s independent audit process, but on no less favorable a basis than the basis then or thereafter applied to another holder of a grant approved by the Compensation Committee and evidenced by any Stock Grant Certificates dated April 29, 2008 during the term of those certificates (which expire by their respective terms on December 31, 2013) and adding back to that calculation restructuring expenses incurred by the Company during the fourth quarter 2010; and

•	reimbursement of Consolidated Omnibus Budget Reconciliation Act or equivalent premiums for eighteen months after his retirement from the Company as CEO and premiums (at Mr. Friedman’s cost) for equivalent coverage until June 30, 2014.

David W. Froesel, Jr. — Offer Letter, Restrictive Covenant Agreement and Severance Agreement

In connection with the hiring of Mr. Froesel, the Company entered into an employment offer letter with Mr. Froesel dated November 29, 2010, that provided for the employment of Mr. Froesel as the Company’s Executive Vice President, Chief Financial Officer and Treasurer at an initial base annual salary of $500,000 with eligibility to participate in the Company’s Management Short-term Cash Bonus Program at a target bonus level of 80% of the then annual base salary and based on specific corporate performance goals to be determined by the Company’s Board of Directors. Mr. Froesel was granted options to purchase 200,000 shares of Common Stock on December 1, 2010. The options would vest in three equal annual installments at the initial strike price of $4.49 per share. Mr. Froesel also received a non-cash denominated SAR of 200,000 units at $4.49 per unit. These SARs were not granted under the 2008 Plan and would have vested in three equal annual installments. Mr. Froesel could have exercised these SARs, in whole or in part, to the extent the SAR had been vested and would have received in cash the amount, if any, by which the closing stock price on the exercise date exceeds the closing stock price on December 1, 2010. Upon the exercise of any phantom SARs, Mr. Froesel would have been required to use the net proceeds of such exercise to purchase shares of the Common Stock in the open market and hold such shares of Common Stock for a period of not less than one year from the date of purchase. Mr. Froesel’s right to exercise the SAR would have expired on the earliest of (1) the tenth anniversary of the grant date, (2) the date that he forfeited his right to exercise the SAR as a result of termination of his employment, as more fully described below, or (3) the date that the SAR was exercised in full.

Mr. Froesel was not required to relocate for two years from the commencement date of his employment, but if he was required to relocate after that period, the Company would have covered his relocation expenses. The Company would have paid or reimbursed Mr. Froesel for all reasonable and necessary expenses actually incurred or paid by him. Mr. Froesel also entered into a restrictive covenant agreement with the Company dated November 29, 2010, which provides that during the term of employment and for one year following his termination Mr. Froesel cannot directly or indirectly participate in any business that is competitive with any line of business that makes up more than 10% of the Company’s total consolidated sales during the 12 month period preceding the termination of his employment. Similarly, for two years following his termination, Mr. Froesel cannot solicit or otherwise interfere with the Company’s relationship with any present or former employee or customer of the Company. Mr. Froesel is also required to keep confidential during the term of employment and thereafter all confidential and proprietary information concerning the Company and its business.

The Company also entered into a severance agreement dated November 30, 2010 with Mr. Froesel under which he was entitled to receive severance payment protection in the event of the termination of his employment under certain circumstances. If Mr. Froesel’s employment was terminated due to his death or disability, (i) he was entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) all fully vested and exercisable options could be exercised by him or his estate for one year following termination, (iii) any restricted stock units granted would vest and be free from restrictions on transferability, (iv) any stock grants that were subject to forfeiture would become non-forfeitable and would fully vest and (v) all unvested SARs would immediately vest at the then current value and would be paid in cash. In addition, if Mr. Froesel should remain disabled for six months following his termination for disability, he would also be entitled to receive for a period of one year following termination, his annual salary at the time of termination (less any proceeds received by him on account of Social Security payments or similar benefits and the proceeds of any Company provided long-term disability insurance) and continuing coverage under all benefit plans and programs to which he was previously entitled.

If the Company terminated Mr. Froesel for “Cause” or if Mr. Froesel terminated his employment other than for “Good Reason” (each as defined below), (i) he would be entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) all unvested stock options and unvested SARs would lapse and terminate immediately and could no longer be exercised (except that in the event of termination without Good Reason, he would have 30 days from the date of termination to exercise any vested options and all unvested SARs will immediately vest at the then current value and paid in cash), (iii) any unvested restricted stock units would terminate immediately and (iv) any stock grants made to him that were subject to forfeiture would be immediately forfeited.

If the Company terminated Mr. Froesel’s employment without “Cause” or Mr. Froesel terminated his employment for Good Reason, (i) he would have been entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) for a period of one year following termination he would have been entitled to receive his annual salary at the time of termination and continuing coverage under all benefit plans and programs to which he was previously entitled, (iii) all unvested options would have vested and exercisable for 90 days from and after the date of termination (except that in the event of termination for Good Reason such options would be immediately exercisable) and he would have become vested in any other pension or deferred compensation plan, (iv) any restricted stock units granted would have vested and would be free from restrictions on transferability, (v) all unvested SARs would have immediately vested at their then current value and would be paid in cash and (vi) any stock grants that were subject to forfeiture would have become non-forfeitable and would have fully vested.

“Cause” means (i) conviction of a felony or a crime of moral turpitude, (ii) commission of unauthorized acts intended to result in personal enrichment at the material expense of the Company or (iii) material violation of duties or responsibilities to the Company which constitute willful misconduct or dereliction of duty, provided that as to any termination pursuant to clause (iii), a majority of the members of the Compensation Committee approve the termination before it is effectuated. “Good Reason” means the existence of any one or more of the following conditions that shall have continued for more than 45 days following written notice thereof by Mr. Froesel to the Company: (i) the material change in or reduction of Mr. Froesel’s authority, duties and responsibilities, or the assignment to Mr. Froesel of duties materially inconsistent with his position or positions with the Company; (ii) a reduction in Mr. Froesel’s then current annual salary without his consent; or (iii) within two years of the date of the severance agreement, Mr. Froesel (A) was required to relocate more than 50 miles from his residence in Cincinnati, Ohio, or (B) was prohibited from working one business day per week in the Cincinnati, Ohio vicinity.

As a result of the termination of his employment with the Company as of January 28, 2011 without Good Reason, Mr. Froesel did not receive any benefits under his employment agreement and he forfeited his stock options and SARs. Mary Jane Graves, the former Chief Financial Officer of CHS was appointed as interim Chief Financial Officer and Treasurer of the Company effective January 31, 2011.

Barry Posner — Severance Agreement

In August 2006, the Company entered into a severance agreement with Mr. Posner. Under the terms of the agreement Mr. Posner is entitled to receive severance payment protection in the event of the termination of his employment under certain circumstances. The severance protections provided to Mr. Posner under this severance agreement replaced and modified the severance provisions contained in his employment agreement with the Company which expired in March 2006. There are no other agreements in effect between the Company and Mr. Posner other than the severance agreement.

If Mr. Posner’s employment is terminated early due to his death or disability, (i) he is entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) all fully vested and exercisable options may be exercised by his estate for one year following termination, (iii) all performance shares granted under any bonus program will fully vest, and (iv) any stock grants that are subject to forfeiture will become non-forfeitable and will fully vest. Notwithstanding the foregoing, if Mr. Posner should remain disabled for six months following his termination for disability, he will also be entitled to receive for a period of two years following termination, his annual salary at the time of termination (less any proceeds received by him on account of Social Security payments or similar benefits and the proceeds of any Company provided long-term disability insurance) and continuing coverage under all benefit plans and programs to which he was previously entitled.

If the Company terminates Mr. Posner for “Cause” (as defined in the agreement) or if Mr. Posner terminates his employment without “Good Reason” (as defined in the agreement), (i) he will be entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) he will be entitled to retain only those performance shares which shall have vested as of the date of termination, (iii) all vested and unvested stock options will lapse and terminate (except that in the event of termination without Good Reason he shall have 30 days from the date of termination to exercise any vested options) , (iv) any stock grants made to him that are subject to forfeiture will be immediately forfeited, and (v) all performance units shall immediately terminate.

If the Company terminates Mr. Posner’s employment without “Cause” or Mr. Posner terminates his employment for “Good Reason”, (i) he is entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) for a period of two years following termination he will be entitled to receive his annual salary at the time of termination and continuing coverage under all benefit plans and programs to which he was previously entitled, (iii) all unvested options will become vested and become immediately exercisable in accordance with the terms of the options and he will become vested in any other pension or deferred compensation plan, (iv) all performance shares granted under any bonus program will fully vest, and (v) any stock grants that are subject to forfeiture will become non-forfeitable and shall fully vest.

Robert Roose — Employment Offer Letter

In connection with the hiring of Mr. Roose, the Company entered into an employment offer letter with Mr. Roose dated November 14, 2006, that provided for the employment of Mr. Roose as the Company’s Vice President, Supply Side Management at an initial base annual salary of $190,000 with eligibility to participate in the Company’s Management Incentive Bonus Program at a target bonus level of 30% of his then annual base salary and based on specific corporate performance goals to be determined by the Company’s Board of Directors. As a signing bonus, Mr. Roose received a one-time payment of $25,000. Mr. Roose was also granted a number of shares of restricted stock having an equivalent value of 37,500 options to purchase Common Stock, awarded at the then current market price, and 12,500 shares of restricted stock of the Company.

Robert Roose — Severance Agreement

In August 2006, the Company entered into a severance agreement with Mr. Roose. Under the terms of the agreement Mr. Roose is entitled to receive severance payment protection in the event of the termination of his employment under certain circumstances.

Pursuant to the 2006 severance agreement, if the Company terminates Mr. Roose’s employment without “Cause” (as defined in the agreement) (i) he is entitled to receive severance payments equal to six (6) months of his then current salary, and (ii) all outstanding securities contemplated to be issued under the terms of the Company’s 2001 Incentive Stock Plan granted to Mr. Roose and otherwise exercisable in accordance with their terms and conditions.

Effective as of January 11, 2008, the Company and Mr. Roose entered into an amendment to the severance agreement for Mr. Roose. The severance agreement was amended to provide Mr. Roose with twelve (12) months of severance payments instead of six (6) months if the Company terminates Mr. Roose’s employment without “Cause” as provided for in the severance agreement.

Stanley G. Rosenbaum — Severance Agreement

In August 2007, the Company entered into a severance agreement with Mr. Rosenbaum, Executive Vice President, Chief Financial Officer and Treasurer. Under the terms of the agreement Mr. Rosenbaum was entitled to receive severance payment protection in the event of the termination of his employment under certain circumstances. If Mr. Rosenbaum’s employment was terminated due to his death or disability, (i) he was entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) all fully vested and exercisable options could be exercised by his estate for one year following termination, and (iii) any stock grants that were subject to forfeiture would become non-forfeitable and would fully vest. In addition, if Mr. Rosenbaum should remain disabled for six months following his termination for disability, he would also be entitled to receive for a period of two years following termination, his annual salary at the time of termination (less any proceeds received by him on account of Social Security payments or similar benefits and the proceeds of any Company provided long-term disability insurance) and continuing coverage under all benefit plans and programs to which he was previously entitled.

If the Company terminated Mr. Rosenbaum for “Cause” or if Mr. Rosenbaum terminated his employment without “Good Reason” (each as defined in the agreement), (i) he would be entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) all vested and unvested stock options would lapse and terminate (except that in the event of termination without Good Reason he would have 30 days from the date of termination to exercise any vested options), and (iii) any stock grants made to him that were subject to forfeiture would be immediately forfeited.

If the Company terminated Mr. Rosenbaum’s employment without Cause or Mr. Rosenbaum terminated his employment for Good Reason, (i) he was entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) for a period of two years following termination he would be entitled to receive his annual salary at the time of termination and continuing coverage under all benefit plans and programs to which he was previously entitled, (iii) all unvested options would become vested and immediately exercisable in accordance with the terms of the options and he would become vested in any other pension or deferred compensation plan, and (iv) any stock grants that were subject to forfeiture would become non-forfeitable and would fully vest.

As a result of the termination of his employment with the Company as of November 30, 2010, Mr. Rosenbaum received severance associated with a termination other than for Cause, as defined in his severance agreement.

Barry Posner and Stanley G. Rosenbaum — Amendments to Severance Agreement

Effective as of December 31, 2008, the Company entered into amendments to the severance agreements for Messrs. Posner and Rosenbaum. Each of the severance agreements was amended to provide that any payments, benefits and vesting to which an executive may be entitled would be provided without regard to the deductibility of such payments, benefits and vesting under Section 280G of the Code and without regard to whether such payments would subject the executive to the federal excise tax levied on certain “excess parachute payments” under Code Section 4999 (the “Excise Tax”). If any portion of the payments, benefits and vesting to or for the executive’s benefit constitutes an “excess parachute payment” within the meaning of Code Section 280G, we would pay to the executive an additional amount that after reduction for all taxes

(including the Excise Tax) with respect to such gross-up payment equals the Excise Tax on such payment; provided, that to the extent any gross-up payment would be considered deferred compensation for purposes of Code Section 409A, the manner and time of payment and the affected provisions of the severance agreement would be adjusted to the extent necessary (but only to the extent necessary) to comply with the requirements of Code Section 409A so that the payment does not give rise to the interest or additional tax amounts to the executive as described at Code Section 409A(a)(1)(B) or Code Section 409A(b)(4). Each of the severance agreements was also amended to provide that to the extent applicable, it, comply with Code Section 409A in accordance with the provisions set forth the severance agreement, as amended.

Potential Change in Control and Severance Payments

The following tables summarize potential change in control and severance payments to Messrs Smith, Posner and Roose. The termination payments, if any, as a result of the termination of employment by Messrs. Friedman, Froesel and Rosenbaum are described under “Richard Friedman — Separation Agreement,” “David W. Froesel, Jr. - Offer Letter, Restrictive Covenant Agreement and Severance Agreement” and “Stanley G. Rosenbaum — Severance Agreement,” respectively. The columns describe the payments that would apply in different termination scenarios— a termination of employment as a result of the named executive officer’s voluntary resignation without good reason, his termination by us for cause, death, disability, termination of employment without cause, termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment as a result of a change in control. The table assumes that the termination or change in control occurred on December 31, 2010. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $8.36, which represents the closing market price of our common stock as reported on the NASDAQ Global Market on December 31, 2010. All amounts are expressed in dollars.

Richard M. Smith

	Voluntary/			Without Cause/	Change in
Benefit	For Cause	Death	Disability	Good Reason	Control

Cash Severance	—	—	1,300,000	1,300,000	1,300,000
Equity
Restricted Stock	—	209,200	209,200	209,200	209,200
Unexercisable Options	—	207,200	207,200	207,200	207,200
Total	—	416,400	416,400	416,400	416,400
Retirement Benefit
Defined Benefit Plan	—	—	—	—	—
Defined Contribution Plan	—	—	17,150	17,150	17,150
Total	—	—	17,150	17,150	17,150
Other Benefits
Health & Welfare	—	—	28,884	28,884	28,884
Total	—	—	28,884	28,884	28,884
Total	—	416,400	1,762,434	1,762,434	1,762,434

Cash Severance: Current bonus in the event of voluntary termination, for cause or upon death; two (2) times base salary and current bonus in the event of termination as a result of disability, without cause, for good reason, or change in control.

Restricted Stock: Intrinsic value of accelerated vesting of restricted stock based on December 31, 2010 closing price of $5.23.

Unexercisable Options: Intrinsic value of accelerated vesting of stock options which carry a positive return upon exercise based on December 31, 2010 closing price of $5.23.

DC Plan: two (2) additional years of employer contributions in the event of termination as a result of disability, without cause, for good reason, or change in control.

Health & Welfare: two (2) additional years of health and welfare benefits as a result of disability, without cause, for good reason, or change in control.

Barry A. Posner

	Voluntary/			Without Cause/	Change in
Benefit	For Cause	Death	Disability	Good Reason	Control

Cash Severance	—	—	780,418	780,418	780,418
Equity
Restricted Stock	—	105,908	105,908	105,908	105,908
Unexercisable Options	—	166,665	166,665	166,665	166,665
Total	—	272,573	272,573	272,573	272,573
Retirement Benefit
DB Plan	—	—	—	—	—
DC Plan	—	—	—	—	—
Total	—	—	—	—	—
Other Benefits
Health & Welfare	—	—	31,852	31,852	31,852
Total	—	—	31,852	31,852	31,852
Total	—	272,573	1,084,843	1,084,843	1,084,843

Cash Severance: Current bonus in the event of voluntary termination, for cause or upon death; two (2) times base salary and current bonus in the event of termination as a result of disability, without cause, for good reason, or change in control.

Restricted Stock: Intrinsic value of accelerated vesting of restricted stock based on December 31, 2010 closing price of $5.23.

Unexercisable Options: Intrinsic value of accelerated vesting of stock options which carry a positive return upon exercise based on December 31, 2010 closing price of $5.23.

DC Plan: two (2) additional years of employer contributions in the event of termination as a result of disability, without cause, for good reason, or change in control.

Health & Welfare: two (2) additional years of health and welfare benefits as a result of disability, without cause, for good reason, or change in control.

Robert F. Roose

	Voluntary/
	For			Without Cause/	Change in
Benefit	Cause	Death	Disability	Good Reason	Control

Cash Severance	—	—	—	300,000	300,000
Equity
Restricted Stock	—	—	—	—	—
Unexercisable Options	—	—	—	83,333	83,333
Total	—	—	—	83,333	83,333
Retirement Benefit
DB Plan	—	—	—	—	—
DC Plan	—	—	—	—	—
Total	—	—	—	—	—
Other Benefits
Health & Welfare	—	—	—	—	—
Total	—	—	—	—	—
Total	—	—	—	383,333	383,333

Cash Severance: one (1) times base salary and current bonus.

Unexercisable Options: Intrinsic value of accelerated vesting of stock options which carry a positive return upon exercise based on December 31, 2010 closing price of $5.23.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of the Company’s Common Stock to file with the Commission initial reports of ownership and reports of changes in beneficial ownership of the Company’s Common Stock and other equity securities. Based solely on our review of the copies of such reports received by the Company or written representations from reporting persons, the Company believes that during the fiscal year ended December 31, 2010, the Company’s officers, directors and holders of more than 10% of its common stock complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), establishes the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under the Rule, proposals submitted for inclusion in the Company’s 2012 proxy materials must be received by the Company at 100 Clearbrook Road, Elmsford, NY 10523, Attention: Secretary, on or before the close of business on November 30, 2011. Proposals must comply with all the requirements of Rule 14a-8.

A stockholder who wishes to present a matter for action at the Company’s 2012 Annual Meeting, but chooses not to do so under Rule 14a-8, must deliver to the Company at 100 Clearbrook Road, Elmsford, NY 10523, Attention: Secretary, on or before January 27, 2012, a notice and accompanying disclosure documentation containing the information required by the advance notice and other provisions of the Company’s By-Laws.

The Company’s By-Laws require that such written notice set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election to the Board of Directors: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class or series and number of shares of capital stock of the Company which are directly or indirectly owned beneficially or of record by the person, (d) the date such shares were acquired and the investment intent of such acquisition, and (e) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors (even if an election contest or proxy solicitation is not involved), or is otherwise required, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving if elected); and (ii) as to the stockholder giving the notice: (u) the name and address of such stockholder, as they appear on the Company’s books, the residence name and address (if different from the Company’s books) of such proposing stockholder and any Stockholder Associated Person (defined as (x) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (y) any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder or (z) any person directly or indirectly controlling, controlled by or under common control with such Stockholder Associated Person) covered by clauses (v), (w), (y) and (z) below, (v) the class and number of shares of stock of the Company which are directly or indirectly held of record or beneficially owned by such stockholder and by any Stockholder Associated Person with respect to the Company’s securities, a description of any derivative positions held or beneficially held by the stockholder and any Stockholder Associated Person and whether and the extent to which a hedging transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (w) a description of all arrangements or understandings between such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (x) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (y) any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors (even if an election contest or proxy solicitation is not involved), or is otherwise required, pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (z) a representation as to whether such stockholder or any Stockholder Associated Person intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination. In addition, any stockholder who submits a notice is required to update and supplement the information disclosed in such notice, if necessary, in accordance with the By-Laws.

In the case of other proposals by stockholders at an annual meeting, the By-Laws require that such written notice set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting; (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, the residence name and address (if different from the Company’s books) of such proposing stockholder and any Stockholder Associated Person; (iii) the class and number of shares of stock of the Company which are directly or indirectly held of record or beneficially owned by such stockholder and by any Stockholder Associated Person with respect to the Company’s securities, a description of any derivative positions held or beneficially held by the stockholder and any Stockholder Associated Person and whether and the extent to which a hedging transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (iv) a description of all arrangements or understandings between such stockholder or any Stockholder Associated Person and any other person or entity in connection with the proposal of such business by such stockholder and any material interest of such stockholder or any Stockholder Associated Person or such other person or entity in such business, (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (vi) a representation as to whether such stockholder or any Stockholder Associated Person intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve the proposal and/or otherwise to solicit proxies from stockholders in support of the proposal. In addition, any stockholder who submits a notice is required to update and supplement the information disclosed in such notice, if necessary, in accordance with the By-Laws.

Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

MISCELLANEOUS

A copy of the Company’s 2010 Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Commission, is enclosed but is not to be regarded as proxy solicitation materials.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of this Proxy Statement and one copy of the Company’s 2010 Annual Report to Stockholders to your address unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save the Company the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by calling 800-542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to BioScrip, Inc., Secretary, 100 Clearbrook Road, Elmsford, NY 10523 or contact BioScrip, Inc. Secretary at 914-460-1600.

2010 ANNUAL MEETING OF STOCKHOLDERS OF BIOSCRIP, INC. To be held on April 26, 2011 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Proxy Statement, Proxy Card and 2010 Annual Report on Form 10-K are available at www.bioscrip.com Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 21030400300000000000 9 042611 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x PROPOSAL 1. Election of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Charlotte W. Collins Louis T. DiFazio Samuel P. Frieder Richard H. Friedman Myron Z. Holubiak David R. Hubers Richard L. Robbins Stuart A. Samuels Richard M. Smith Gordon H. Woodward INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN PROPOSAL 2. Advisory vote to approve the compensation paid to the Company’s named executive officers. 1 year 2 years 3 years ABSTAIN PROPOSAL 3. Advisory vote on the frequency of future advisory votes to approve the compensation paid to the Company’s named executive officers. FOR AGAINST ABSTAIN PROPOSAL 4. To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2011. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2 AND 4 HEREIN, IN FAVOR OF A THREE (3) YEAR FREQUENCY FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION ON PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

2011 ANNUAL MEETING OF STOCKHOLDERS OF BIOSCRIP, INC. To be held on April 26, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Proxy Statement, Proxy Card and 2010 Annual Report on Form 10-K are available at www.bioscrip.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 21030400300000000000 9 042611 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x PROPOSAL 1. Election of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Charlotte W. Collins Louis T. DiFazio Samuel P. Frieder Richard H. Friedman Myron Z. Holubiak David R. Hubers Richard L. Robbins Stuart A. Samuels Richard M. Smith Gordon H. Woodward INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR AGAINST ABSTAIN PROPOSAL 2. Advisory vote to approve the compensation paid to the Company’s named executive officers. 1 year 2 years 3 years ABSTAIN PROPOSAL 3. Advisory vote on the frequency of future advisory votes to approve the compensation paid to the Company’s named executive officers. FOR AGAINST ABSTAIN PROPOSAL 4. To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2011. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2 AND 4 HEREIN, IN FAVOR OF A THREE (3) YEAR FREQUENCY FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION ON PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 PROXY CARD THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS BIOSCRIP, INC. 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 26, 2011 The undersigned stockholder of BIOSCRIP, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 29, 2011, and hereby revokes all prior proxies and appoints Richard M. Smith and Barry A. Posner, or any one of them, proxies and attorneys-in-fact, with full powers to each of substitution and resubstitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Tuesday, April 26, 2011, at 9:00 a.m., local time, at the Sheraton Tarrytown Hotel, 600 White Plains Road, Tarrytown, New York 10591, and at any adjournments or postponements thereof, and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof, hereby revoking any proxies heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 4, IN FAVOR OF A THREE (3) YEAR FREQUENCY FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION ON PROPOSAL 3 ON THE REVERSE SIDE HEREOF IN FAVOR OF MANAGEMENT’S RECOMMENDATIONS AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS SAID PROXIES DEEM ADVISABLE AND IN THE BEST INTEREST OF THE COMPANY. (IMPORTANT — TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE) 14475